Exhibit 10.6
Execution Version
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

TERM LOAN AGREEMENT
dated as of September 9, 2020
among
OECC FLEET ALPHA LLC,
as Borrower
ONE ENERGY CAPITAL LLC,
as OEC LLC Pledgor
and
RC4 OE WIND LLC,
as Lender

ARTICLE I
i

5.02	Books and Records; Inspection Rights	34
5.03	Maintenance of Existence, Operation and Assets	34
5.04	Insurance	34
5.05	Payment of Obligations	34
5.06	Compliance with Laws, Permits and Material Project Documents	34
5.07	Further Assurances	35
5.08	Sanctions; Anti-Corruption Laws	35
5.09	Prudent Wind Industry Practices	35
5.10	Separateness	35
5.11	TIBE Buy-Outs	35
5.12	Secured Accounts	36
5.13	Project Management	38
5.14	Restoration	38
5.15	Interconnection Agreements	39

ARTICLE VI NEGATIVE COVENANTS		39

6.01	Liens	39
6.02	Indebtedness	39
6.03	Changes; Modifications of Material Project Documents	40
6.04	Restricted Payments	40
6.05	Restrictions on Project Company Distributions	40
6.06	Nature of Business	40
6.07	Mergers and Consolidations; Acquisitions; Disposition of Assets	40
6.08	Modification of Organizational Documents	41
6.09	Restrictive Agreements	41
6.10	Employees; ERISA	41
6.11	Expenditures	41
6.12	Transactions with Affiliates	41
6.13	Accounting Changes; Fiscal Year	42
6.14	Sanctions; Anti-Corruption Use of Proceeds	42
6.15	Accounts	42

ARTICLE VII DEFAULTS AND REMEDIES		42

7.01	Events of Default	42
7.02	Remedies	46
7.03	Application of Payments	46

ARTICLE VIII MISCELLANEOUS		46

8.01	Notices	46
8.02	Expenses	47
8.03	Preservation of Rights	48
8.04	Illegality	48
8.05	Amendments	48
8.06	Entire Agreement	48
8.07	Counterparts	48
8.08	Successors and Assigns	48
8.09	Indemnity	48
ii

8.10	Assignments and Participations	49
8.11	First Purchase Right	49
8.12	Governing Law and Jurisdiction	50
8.13	WAIVER OF JURY TRIAL	50
8.14	LIMITATION OF LIABILITY	51
8.15	Interest Rate Limitation	51
8.16	Confidentiality	51
8.17	Electronic Execution of Documents	52
8.18	Single Administrative Contact	52
8.19	Collateral Release; Cooperation	52
ANNEXES, SCHEDULES AND EXHIBITS

Annex I	Amortization Schedule

Schedule I	Project Company Equity Interests
Schedule 3.18(b)	Material Indebtedness of Affiliates
Schedule 5.04	Insurance
Schedule 3.19	Affiliate Transactions

Exhibit A	Form of Notice of Borrowing
Exhibit B-1	Form of Financial Compliance Certificate
Exhibit B-2	Form of Technical Compliance Certificate
Exhibit C	Form of Operating Report
Exhibit D	Form of Payment Date Certificate
Exhibit E	Closing Date Model
iii

TERM LOAN AGREEMENT
This Term Loan Agreement, dated as of September 9, 2020, is by and among OECC FLEET ALPHA LLC, a Delaware limited liability company (the “Borrower”), ONE ENERGY CAPITAL LLC, an Ohio limited liability company (the “OEC LLC Pledgor”) and RC4 OE WIND LLC, a Delaware limited liability company (the “Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower owns the Equity Interests in the Zephyr Wind Project Company, the Zephyr Wind Project 2.0 Project Company, the Whirlpool Corporation-Marion Wind Farm Project Company, the Whirlpool Corporation-Ottawa Wind Farm Project Company, the Valfilm Wind Project Company, the Whirlpool Corporation-Greenville Wind Farm Project Company and the Holcim-Paulding Wind Project Company (collectively, the “Project Companies”) set forth on Schedule I;
WHEREAS, the OEC LLC Pledgor owns the Equity Interests in the Project Companies set forth on Schedule I;
WHEREAS, OEE XIX LLC, a Delaware limited liability company (the “Zephyr Wind Project Company”), owns and operates a 4.5 MW wind power project in Findlay, Ohio (the “Zephyr Wind Project”);
WHEREAS, OEE XXX LLC, a Delaware limited liability company (the “Zephyr Wind Project 2.0 Project Company”), owns and operates a 4.5 MW wind power project in Findlay, Ohio (the “Zephyr Wind Project 2.0”);
WHEREAS, OEE XXIII LLC, a Delaware limited liability company (the “Whirlpool Corporation-Marion Wind Farm Project Company”), owns and operates a 4.5 MW wind power project in Marion, Ohio (the “Whirlpool Corporation-Marion Wind Farm”);
WHEREAS, OEE XXIV LLC, a Delaware limited liability company (the “Whirlpool Corporation-Ottawa Wind Farm Project Company”), owns and operates a 1.5 MW wind power project in Ottawa, Ohio (the “Whirlpool Corporation-Ottawa Wind Farm”);
WHEREAS, OEE XXV LLC, a Delaware limited liability company (the “Valfilm Wind Project Company”), owns and operates a 3.0 MW wind power project in Findlay, Ohio (the “Valfilm Wind Project”);
WHEREAS, OEE XXVI LLC a Delaware limited liability company (the “Whirlpool Corporation-Greenville Wind Farm Project Company”), owns and operates a 4.5 MW wind power project in Greenville, Ohio (the “Whirlpool Corporation-Greenville Wind Farm”);
WHEREAS, OEE XXVIII LLC, a Delaware limited liability company (the “Holcim- Paulding Wind Project Company”), owns and operates a 4.5 MW wind power project in Paulding, Ohio (the “Holcim-Paulding Wind Project”);
WHEREAS, the Borrower wishes to obtain financing from the Lender; and

WHEREAS, the Lender is willing to extend such credit upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
ARTICLE I
DEFINITIONS
1.01    Definitions. In addition to words and terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings provided below:
“Accounts Bank” means Huntington National Bank, and its successors and permitted assigns.
“Additional Project Document” means any contract entered into by the Borrower or any Project Company after the Closing Date and that either (a) replaces or is a substitute for an existing Material Project Document or (b) has an aggregate value over its term in excess of $50,000.
“Advance” has the meaning set forth in Section 2.01(a).
“Affiliate” of a Person means (a) any Person, directly, or indirectly owning 10% or more of the voting stock or Equity Interests of such named Person or of which the named Person owns 10% or more of such voting stock or Equity Interests; and (b) any Person Controlling, Controlled by or under common Control with such named Person; provided that no TIBE Investor shall be an “Affiliate” of any Project Company or Credit Party.
“Agreement” means this Term Loan Agreement, including all schedules and exhibits hereto.
“Authorized Officer” of a Person means (a) with respect to a corporation, the chief executive officer, the president, the chief financial officer, the chief operating officer, any senior vice president, any vice president, or the treasurer of such Person and (b) with respect to a limited liability company, any officer of such limited liability company or any manager or managing member of such Person (if an individual), or one of the foregoing officers of the manager or managing member of such limited liability company (if such manager is an entity).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrower Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, between Borrower and the Lender.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close or are in fact closed.
“Call Price” has the meaning set forth in Section 8.11(a).
“Change of Control” means:
(a)    the Sponsor ceasing to, directly or indirectly (i) own and control legally and beneficially at least 50% of the Equity Interests in the Borrower and (ii) Control the Borrower;
(b)    the Parent Pledgor ceasing to, directly or indirectly (i) own and control legally and beneficially at least 50% of the Equity Interests in the Borrower and (ii) Control the Borrower;
(c)    the Borrower ceasing to directly own and control legally and beneficially the Equity Interests in each of the Project Companies shown as owned by Borrower and as set forth on Schedule I (as such Schedule shall be deemed amended following any TIBE Buy-Out, in accordance with Section 5.11), except pursuant to the exercise of any Permitted REA Rights;
(d)    the OEC LLC Pledgor ceasing to directly own and control legally and beneficially the Equity Interests in each of the Project Companies shown as owned by OEC LLC Pledgor and as set forth on Schedule I (as such Schedule shall be deemed amended following any TIBE Buy-Out, in accordance with Section 5.11), except (i) pursuant to a TIBE Buy-Out in accordance with Section 5.11 or (ii) except pursuant to the exercise of any Permitted REA Rights; or
(e)    any TIBE Investor (or any assignee or successor permitted under any TIBE Agreement and this Section 5.11 of this Agreement) or any other holder of Project Company Equity Interests ceasing to own and control legally and beneficially the Equity Interests in each of the Project Companies shown as owned by such TIBE Investor and as set forth on Schedule I (as such Schedule shall be deemed amended following any TIBE Buy-Out, in accordance with Section 5.11), except pursuant to a TIBE Buy-Out in accordance with Section 5.11.
“Charges” has the meaning set forth in Section 8.15.
“Closing Date” means the date on which all of the conditions in Section 4.01 have been satisfied or waived, and the Lender has funded the Term Loan.
“Closing Date Model” means the final financial model that has been (i) agreed to prior to the Closing Date by the Borrower and the Lender as projecting the operating results and cash flows for the Borrower and the Projects over a period ending no sooner than the Maturity Date, and (ii) uploaded to the following location in the data room prior to the Closing Date: folder “000 CLOSING Deliverables, subfolder “Model and Budget”, file name “OECC Fleet Alpha Closing Model.xlsm”, a summary of which is attached hereto as Exhibit E.
“Closing Period” has the meaning set forth in Section 8.11(c).
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all property which is subject to or is required to become subject to the Liens granted pursuant to any of the Security Documents.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Parties” means the Loan Parties and the Parent Pledgor.
“Debt Service” means, for any period, an amount equal to all scheduled Principal Payment Amounts due during such period on the Term Loan and any interest (including at the Default Rate, when applicable) accrued during such period with respect to the Term Loan.
“Debt Service Reserve” means the funds held in or to the credit of the Reserve Account designated for the payment of Debt Service in the event that funds in the Operating Account are insufficient to pay Debt Service.
“Debt Service Reserve Amount” means the amount of funds designated by the Borrower as the Debt Service Reserve and held in or to the credit of the Reserve Account pursuant to Section 5.12(b)(i).
“Debt Service Reserve Increase Trigger” means (a) for any Payment Date following the one-year anniversary of the Closing Date, the twelve-month trailing DSCR as of the preceding Quarterly Date is less than 1.90, and (b) for any Payment Date between the six-month and twelve-month anniversary of the Closing Date, the six-month trailing DSCR or the nine-month trailing DSCR (as adjusted for predicted seasonality in accordance with the Closing Date Model), as applicable, as of the preceding Quarterly Date, is less than 1.90. For the avoidance of doubt, there is no Debt Service Reserve Increase Trigger prior to the sixth month anniversary of the Closing Date.
“Debt Service Reserve Minimum” means (a) if the Debt Service Reserve Increase Trigger has been met, an amount equal to nine months of Debt Service, and (b) at all other times, an amount equal to six months of Debt Service.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to 8.85% per annum (based on the actual number of days that principal is outstanding over a year of 365 days).
“Deposit Account Control Agreement” means that certain Deposit Account Control Agreement, dated as of the Closing Date, among the Borrower, Accounts Bank and the Lender.
“Disqualified Assignee” means (w) any Person engaged in the manufacture of wind turbines, (x) an independent power producer, (y) a contractor to the Borrower or any of its Affiliates, or (z) any person known by Lender to be an Affiliate of any of the foregoing; provided that no Person engaged in indirectly holding power generation assets shall be considered a

Disqualified Assignee so long as such Person does not directly own and operate such power generation assets as of the date of assignment.
“Dollars” or “$” means U.S. Dollars.
“DSCR” means, for any period, the ratio of (a) (i) amounts deposited in the Operating Account during such period pursuant to Section 5.12(a)(i) less (ii) operating costs paid during such period pursuant to Section 5.12(a)(ii)(A) for such period, to (b) Debt Service for such period; provided that for the first three months after the Closing Date, to the extent the Zephyr Wind Project 2.0 and/or Holcim-Paulding Wind Project are not charging for power but are delivering power as part of an initial condition of their respective Power Purchase Agreements, such ratio will be calculated as if such power were paid for at the applicable rate under such Power Purchase Agreement.
“Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
“EPC Agreement” means (a) with respect to the Zephyr Wind Project, that certain Engineering, Procurement, and Construction Services Agreement, dated as of December 12, 2014, by and between the Zephyr Wind Project Company and OES LLC; (b) with respect to the Zephyr Wind Project 2.0, that certain Engineering, Procurement, and Construction Services Agreement, dated as of October 18, 2018, by and between the Zephyr Wind Project 2.0 Project Company and OES LLC; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Engineering, Procurement, and Construction Services Agreement, dated as of February 20, 2017, by and between the Whirlpool Corporation-Marion Wind Farm Project Company and OES LLC; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Engineering, Procurement, and Construction Services Agreement, dated as of February 20, 2017, by and between the Whirlpool Corporation-Ottawa Wind Farm Project Company and OES LLC; (e) with respect to the Valfilm Wind Project, that certain Engineering, Procurement, and Construction Services Agreement, dated as of September 10, 2017, by and between the Valfilm Wind Project Company and OES LLC; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Engineering, Procurement, and Construction Services Agreement, dated as of March 8, 2018, by and between the Whirlpool Corporation-Greenville Wind Farm Project Company and OES LLC; and (g) with respect to the Holcim-Paulding Wind Project, that certain Engineering, Procurement, and Construction Services Agreement, dated as of August 10, 2019, by and between the Holcim-Paulding Wind Project Company and OES LLC.
“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the date hereof, by the Sponsor in favor of the Borrower and the Lender.
“Equity Interests” means shares of capital stock, partnership interests, membership interests and/or ownership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESSA” means (a) with respect to the Zephyr Wind Project, that certain Equipment Supply and Support Agreement, dated as of August 15, 2015, by and between the Vendor and OES LLC; (b) with respect to the Zephyr Wind Project 2.0, that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Vendor and the Zephyr Wind Project 2.0 Project Company; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Equipment Supply and Support Agreement, dated as of February 22, 2017, by and between the Vendor and OES LLC; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Equipment Supply and Support Agreement, dated as of February 22, 2017, by and between the Vendor and OES LLC; (e) with respect to the Valfilm Wind Project, that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Vendor and the Valfilm Wind Project Company; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Vendor and the Whirlpool Corporation-Greenville Wind Farm Project Company; and (g) with respect to the Holcim-Paulding Wind Project, that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Vendor and the Holcim-Paulding Wind Project Company.
“Event of Abandonment” means any of the following shall have occurred: (a) the abandonment, suspension, or cessation of all or substantially all of the activities related to the operation and maintenance of any Project for a period in excess of sixty consecutive days other than (i) as a result of casualty or force majeure so long as the applicable Project Company is diligently attempting to repair or restart such operation and maintenance or (ii) any time in which an insurance policy providing for business interruption insurance for such Project is making scheduled payments in accordance with the policy terms; or (b) a formal, public announcement by the Borrower, a Project Company or any other Affiliate of the Borrower of a decision to abandon or indefinitely defer or suspend all of the activities related to the operation and maintenance of any Project.
“Event of Default” means each of the conditions or events set forth in Section 7.01.
“FCPA” means the Foreign Corrupt Practices Act of 1977 of the United States (15 U.S.C. §§ 78dd-1, 78dd-2).
“Federal Reserve Board” has the meaning set forth in Section 3.09(e).
“Financial Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B-1.
“Financial Statements” means, with respect to any Person for any year, month or quarter, the balance sheets, statements of income or operations, shareholders’ equity and cash flows for the designated Person for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year, which shall be on a consolidated basis.
“Financing Documents” means this Agreement, any Term Loan Note, the Equity Contribution Agreement, the Security Documents, the TIBE Consents and all other documents, instruments, certificates and agreements now or hereafter executed by any Credit Party in connection with or related to the Term Loan or designated by the Borrower and the Lender as Financing Documents.
“Forbearance Agreement” means the Forbearance Agreement, dated as of June 30, 2020, by and among the Sponsor, as issuer; OES LLC, OEC LLC Pledgor, Skunk Research and Development LLC, Skunk Capital Corporation and Parent Pledgor, as guarantors; and OEE Buyer, as noteholder.
“Funds Flow Memorandum” means the memorandum prepared by the Borrower setting forth the flow of funds on the Closing Date.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Holcim-Paulding Wind Project” has the meaning given in the Recitals.
“Holcim-Paulding Wind Project Company” has the meaning given in the Recitals.
“Holcim-Paulding Wind Project TIBE Investor” means the AP Paulding Wind LLC, a Delaware limited liability company.
“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, including in respect of unreimbursed drawings under letters of credit issued for the account of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and extensions of credit arising in the ordinary course of business, (d) the principal amount (e.g., excluding components of interest and maintenance) of all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded on a balance sheet as finance leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or similar instrument, (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that, if such Person has not assumed such Indebtedness, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered property), and (h) all Indebtedness of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.
“Indemnified Parties” has the meaning set forth in Section 8.09.

“Indemnified Taxes” means taxes imposed on or with respect to any payment made by or on account of any obligation of a Credit Party or Sponsor to the Lender under any Financing Document, other than (a) any tax imposed on or measured by gross revenue or net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or in which its principal office is located or in which its applicable lending office is located, and (b) any amount of tax arising solely because of the failure of the Lender to comply with Section 2.02(f)(iii)).
“Independent Engineer” means DNV GL, LLC.
“Information” has the meaning set forth in Section 3.16.
“Interconnection Agreement” means (a) with respect to the Zephyr Wind Project, that certain Interconnection Agreement, dated as of December 28, 2015, by and between Ohio Power Company and Ball Metal Beverage Container Corp.; (b) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Interconnection Agreement, dated as of January 26, 2018, by and between The Ohio Edison Company and Whirlpool Corporation; (c) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Agreement for Interconnection and Parallel Operation of a Qualifying Small Power Production Facility, dated as of September 6, 2017, by and between Paulding-Putnam Electric Cooperative, Incorporated and Whirlpool Corporation; (d) with respect to the Valfilm Wind Project, that certain Interconnection Agreement, dated as of August 1, 2018, by and between Ohio Power Company and Valfilm LLC; (e) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Interconnection Agreement, dated as of October 3, 2018, by and between The Dayton Power and Light Company and Whirlpool Corporation; (f) with respect to the Zephyr 2.0 Wind Project, the Interconnection Agreement to be executed by Ohio Power Company and Ball Metal Beverage Container Corp. and (g) with respect to the Holcim-Paulding Wind Project, the Interconnection Agreement to be executed by Ohio Power Company and Holcim (US) Inc., or an Affiliate of Holcim (US) Inc.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Indebtedness or Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 30 days arising in connection with the sale of inventory, supplies or services by such Person in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“Knowledge” means the actual knowledge, after due inquiry, of any senior manager in a position of vice president or higher at the Sponsor on a Subsidiary of the Sponsor, including, without limitation, Jereme Kent, Katie Treadway, Chelsea Bumb, Jessica Grosso and Anne Bain.

“Lease Agreement” means (a) with respect to the Zephyr Wind Project, (i) that certain Ground Lease for Wind Energy Generation Facility, dated as of August 11, 2016, by and between OEC LLC Pledgor and Ohio Logistics II, LLC, (ii) that certain Sublease, dated as of August 11, 2016 and amended as of September 2, 2020, by and between OEC LLC Pledgor and the Zephyr Wind Project Company, and (iii) that certain Ground Lease for Wind Energy Generation Facility, dated as of October 1, 2016 and amended as of September 2, 2020, by and among OEC LLC Pledgor, OEE XX LLC and the Zephyr Wind Project Company; (b) with respect to the Zephyr Wind Project 2.0, that certain Ground Lease for Wind Energy Generation Facility, dated as of June 1, 2019 and amended as of September 2, 2020, by and between OEE XXX Land LLC and the Zephyr Wind Project 2.0 Project Company; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Ground Lease for Wind Energy Generation Facility, dated as of January 1, 2017 and amended as of September 2, 2020, by and between OEE XXIII Land LLC and the Whirlpool Corporation-Marion Wind Farm Project Company; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Ground Lease for Wind Energy Generation Facility, dated as of January 1, 2017 and amended as of September 2, 2020, by and between OEE XXIV Land LLC and the Whirlpool Corporation-Ottawa Wind Farm Project Company; (e) with respect to the Valfilm Wind Project, that certain Ground Lease for Wind Energy Generation Facility, dated as of October 3, 2017, by and between 3441 North Main, LLC and the Valfilm Wind Project Company; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Ground Lease for Wind Energy Generation Facility, dated as of October 3, 2018 and amended as of September 2, 2020, by and between OEE XXVI Land LLC and the Whirlpool Corporation- Greenville Wind Farm Project Company; and (g) with respect to the Holcim-Paulding Wind Project, that certain Ground Lease for Wind Energy Generation Facility, dated as of August 4, 2020, by and between Holcim (US) Inc. and the Holcim-Paulding Wind Project Company.
“Lender” has the meaning set forth in the preamble hereto.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.
“Loan Parties” means the Borrower and the OEC LLC Pledgor.
“Loss” means the loss of, destruction of or damage to, or any condemnation or other taking of all or any substantial part of a Project.
“Loss Proceeds” means, collectively, net available insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of business interruption insurance and other payments for interruption of operations) with respect to any Loss.
“Management Services Agreement” means that certain Management Services Agreement, effective as of September 1, 2020, by and between the Borrower and the OEC LLC Pledgor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of (i) the Borrower or (ii) the Project Companies, taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Financing Document, or of the ability of any Credit Party to perform its obligations under any Financing Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any such Financing Document.
“Material Project Documents” means each Power Purchase Agreement, each Interconnection Agreement, each EPC Agreement, each ESSA, each SMA, each Real Property Document, each TIBE Operating Agreement, the Management Services Agreement, and each Additional Project Document.
“Maturity Date” means the earlier of (i) the seventeenth anniversary of the Closing Date, and (ii) such earlier date on which all outstanding obligations under the Financing Documents become due and payable in accordance with this Agreement.
“Maximum Rate” has the meaning set forth in Section 8.15.
“Moody’s” means Moody’s Investors Service, Inc.
“Notice of Borrowing” has the meaning given in Section 2.01(d).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Financing Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses (including attorneys’ fees and expenses, except to the extent provided in Section 4.01(c)), fees, indemnities and other amounts payable by the Loan Parties under any Financing Document and (b) the obligation of the Borrower to reimburse any amount that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OEC LLC Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, between the OEC LLC Pledgor and the Lender.
“OEC LLC Pledgor” has the meaning set forth in the preamble hereto.
“OEE Buyer” means OEE Buyer, LLC, a Delaware limited liability company.
“OES LLC” means One Energy Solutions LLC, an Ohio limited liability company.
“Offer Acceptance” has the meaning set forth in Section 8.11(b).
“Offer Expiration Date” has the meaning set forth in Section 8.11(b).
“Offer Notice” has the meaning set forth in Section 8.11(a).

“Offer Notice Date” has the meaning set forth in Section 8.11(a).
“Operating Account” means the deposit account described as the “Operating Account” on Exhibit A to the Deposit Account Control Agreement.
“Operating Budget” means the operating budget for the Projects delivered initially by the Borrower to the Lender pursuant to Section 4.01(s)(ii), and the operating budget for each subsequent year for the Project delivered by the Borrower to the Lender pursuant to Section 5.01(f).
“Operating Deficiency” means the amount required to pay Project Company expenses for any of the following, to the extent the applicable Project Company has insufficient cash available to make such payments:
(a)    unscheduled balance-of-plant maintenance;
(b)    insurance deductibles;
(c)    the purchase of spare turbine or balance-of-plant parts;
(d)    addressing turbine operating or maintenance issues; and
(e)    other purposes, with the prior written consent of the Lender.
“Operating Report” means an operating report substantially in the form attached hereto as Exhibit C or such other form reasonably satisfactory to the Lender, in either case, containing quarterly Project-level reports on free cash flow, production, availability, adverse operations and maintenance events, and copies of each unscheduled service report resulting in more than eight hours of unavailability for any turbine during the quarter covered by such Operating Report.
“Operating Reserve” means the funds held in or to the credit of the Reserve Account designated for the payment of Operating Deficiencies.
“Operating Reserve Amount” means the reserve amount designated by the Borrower as the Operating Reserve and held in or to the credit of the Reserve Account.
“Operating Reserve Minimum” means $250,000.
“Parent Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, between the Parent Pledgor and the Lender.
“Parent Pledgor” means One Energy Capital Corporation, an Ohio corporation.
“Payment Date” means each March 31, June 30, September 30 and December 31.
“Payment Date Certificate” means a Payment Date Certificate substantially in the form of Exhibit D.

“Permitted REA Rights” means the right of any counterparty under a Power Purchase Agreement to acquire the Equity Interests of a Project Company from a Loan Party.
“Permitted Investments” means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; (b) demand or time deposits (including certificates of deposit) which are either (i) fully insured by the FDIC, or (ii) held in banks and savings and loan associations, having general obligations rated at least “A-” or equivalent by S&P or at least “A3” or equivalent by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clause (a) of this definition, of a market value of no less than the amount of moneys so invested; (c) obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “A-” by S&P or at least “A3” by Moody’s, (d) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than two hundred and seventy (270) days from the date of creation thereof; (e) any advances, loans or extensions of credit or any bonds, notes, debentures or other securities as the Lender may from time to time approve in its sole and absolute discretion; (f) investments in “money market funds” that comply with the criteria set forth in the Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940; (g) securities issued or directly and fully guaranteed or insured by any state, commonwealth or territory of the United States having a rating of “A” or better from either S&P or Moody’s, or any agency, instrumentality or government sponsored enterprise thereof, having maturities of not more than twelve months from the date of acquisition; (h) the Operating Reserve; (i) Investments of the Borrower in the Project Companies existing on the Closing Date; (j) loans or advances made by the Borrower on behalf of or to any Project Company in connection with Permitted Project Payments; and (k) any acquisition of Equity Interests of a Project Company related to a TIBE Buy-Out.
“Permitted Liens” has the meaning set forth in Section 6.01(a).
“Permitted Project Payments” means payments (a) to the Project Companies for the payment of Project Company expenses, or (b) directly to third parties in payment of third-party fees owing to any Person that is not an Affiliate of the Borrower, under this Agreement or in connection with the operation and maintenance of the Projects, in each case (i) to the extent permitted under Section 6.11, and (ii) excluding Operating Deficiencies to the extent of amounts on deposit or credited to the Operating Reserve.
“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” means any retirement plan (including without limitation any money purchase plan, defined benefit retirement plan, or profit sharing plan) intended to qualify under Section 401(a) of the Code.

“Poor Performance Period” means the period beginning on (a) any Payment Date that is more than four full calendar quarters following the Closing Date with respect to which the twelve-month trailing DSCR, calculated as of the immediately preceding Quarterly Date, is less than 1.60, and ending on (b) the date that is twenty-four calendar months following the first Quarterly Date after the Payment Date described in clause (a) with respect to which the twelve-month trailing DSCR is at least 1.90.
“Power Purchase Agreement” means (a) with respect to the Zephyr Wind Project, that certain Power Purchase Agreement, dated as of January 22, 2015 by and between Ball Metal Beverage Container Corp. and the Zephyr Wind Project Company; (b) with respect to the Zephyr Wind Project 2.0, that certain Renewable Energy Agreement, dated as of July 16, 2018 by and between Ball Metal Beverage Container Corp. and the Zephyr Wind Project 2.0 Project Company; (c) with respect to Whirlpool Corporation-Marion Wind Farm, that certain that certain Power Purchase Agreement and Easement, dated as of May 13, 2016, by and between Whirlpool Corporation and the Whirlpool Corporation-Marion Wind Farm Project Company, as amended by that certain Amendment 01 to the Power Purchase Agreement and Easement, dated as of February 24, 2017, by and between Whirlpool Corporation and the Whirlpool Corporation-Marion Wind Farm Project Company; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Power Purchase Agreement and Easement, dated as of May 13, 2016, by and between Whirlpool Corporation and the Whirlpool Corporation-Ottawa Wind Farm Project Company, as amended by that certain Amendment 01 to Power Purchase Agreement and Easement, dated as of February 24, 2017, by and between Whirlpool Corporation and the Whirlpool Corporation-Ottawa Wind Farm Project Company; (e) with respect to the Valfilm Wind Project, that certain Renewable Energy Agreement, dated as of March 10, 2017, by and between Valfilm North America Inc. and the Valfilm Wind Project Company; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Power Purchase Agreement and Easement, dated as of July 26, 2017, by and between Whirlpool Corporation and the Whirlpool Corporation-Greenville Wind Farm Project Company; and (g) with respect to the Holcim-Paulding Wind Project, that certain Renewable Energy Agreement, dated as of July 13, 2018, by and between Holcim (US) Inc. and the Holcim- Paulding Wind Project Company, as amended by that certain Amendment 1 to the Renewable Energy Agreement, dated as of August 19, 2019, by and between Holcim (US) Inc. and the Holcim-Paulding Wind Project Company, as further amended by that certain Amendment 2 to the Renewable Energy Agreement, dated as of February 13, 2020, by and between Holcim (US) Inc. and the Holcim-Paulding Wind Project Company, and as further amended by that certain Amendment 3 to the Renewable Energy Agreement, dated as of March 30, 2020, by and between Holcim (US) Inc. and the Holcim-Paulding Wind Project Company.
“Principal Amount” means, at any relevant date of determination, the then unpaid principal amount of the Term Loan then outstanding.
“Project Companies” has the meaning given in the Recitals.
“Projects” means, collectively, the Zephyr Wind Project, the Zephyr Wind Project 2.0, the Whirlpool Corporation-Marion Wind Farm, the Whirlpool Corporation-Ottawa Wind Farm, the Valfilm Wind Project, the Whirlpool Corporation-Greenville Wind Farm and the Holcim-Paulding Wind Project.

“Prudent Wind Industry Practices” means those practices, methods, specifications and standards of safety, performance, quality, dependability, efficiency and economy generally recognized by industry members in the US as good and proper for wind energy generation projects of a type and size and having geographical and climatic attributes similar to the Projects, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with applicable laws, reliability, safety and expedition. Prudent Wind Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.
“Qualifying Facility” means a cogeneration facility or small power production facility that is a qualifying facility under 18 CFR Part 292, Subpart B.
“Quarterly Date” means each March 31, June 30, September 30 and December 31.
“Real Property Documents” means each Lease Agreement and each other agreement or instrument granting any real property interest to or in favor of a Project Company in connection with the construction, operation or maintenance of a Project.
“Reserve Account” means the deposit account described as the “Reserve Account” on Exhibit A to the Deposit Account Control Agreement.
“Restricted Payment Conditions” has the meaning set forth in Section 6.04.
“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc.
“Sanctions” has the meaning set forth in Section 3.17(a).
“Scheduled Principal Payment Amount” means, as of any Payment Date, the amount set forth on the amortization schedule in Annex I corresponding to such Payment Date.
“Secured Accounts” means the Operating Account and the Reserve Account.
“Security Documents” means the Deposit Account Control Agreement, the Parent Pledge Agreement, the OEC LLC Pledge Agreement, the Borrower Pledge and Security Agreement, and each other security agreement or other instrument or document executed and delivered by any other Person or entity to secure any of the Obligations.
“SMA” means (a) with respect to the Zephyr Wind Project, that certain Service and Maintenance Agreement, dated as of December 17, 2015, by and between OES LLC and the Vendor; (b) with respect to the Zephyr Wind Project 2.0, that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Zephyr Wind Project 2.0 Project Company and the Vendor; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Service and Maintenance Agreement, dated as of November 2, 2017, by and between OES LLC and the Vendor; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Service and Maintenance Agreement, dated as of November 2, 2017, by and between OES LLC and the Vendor; (e) with respect to the Valfilm Wind Project, that certain Service and

Maintenance Agreement, dated as of July 20, 2020, by and between the Valfilm Wind Project Company and the Vendor; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Whirlpool Corporation-Greenville Wind Farm Project Company and the Vendor; and (g) with respect to the Holcim-Paulding Wind Project, that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Holcim-Paulding Wind Project Company and the Vendor.
“Solvent” means, with respect to any Person, that as of the date of determination, (i) the then-present fair saleable value of the Person’s then-present assets is both (a) not less than the total liabilities (including contingent liabilities) of such Person and (b) greater than the amount that will be required to pay the probable liabilities of such Person’s then-existing indebtedness as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (iv) such Person is not “insolvent” within the meaning given that term under 11 U.S.C. §101(32). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Sponsor” means One Energy Enterprises LLC, a Delaware limited liability company.
“Sponsor Note Purchase Agreements” means each of (a) the Note Purchase Agreement, dated as of December 30, 2016, by and among the Sponsor, The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Prudential Legacy Insurance Company of New Jersey, Prudential Universal Reinsurance Company, and the other parties thereto from time to time (as assigned to OEE Buyer and as supplemented, amended, amended and restated or otherwise modified from time to time), and (b) the Securities Purchase Agreement, dated as of December 30, 2016 by and among the Sponsor, The Prudential Insurance Company of America, PRUCO Life Insurance Company of New Jersey, Prudential Legacy Insurance Company of New Jersey, Prudential Annuities Life Assurance Corporation, The Lincoln National Life Insurance Company, and the other parties thereto from time to time (as assigned to OEE Buyer and as supplemented, amended, amended and restated or otherwise modified from time to time).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Technical Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B-2.

“Term Loan” means the term loan to be made by the Lender to the Borrower pursuant to this Agreement in the amount of the Term Loan Commitment.
“Term Loan Commitment” means the obligation of the Lender to advance the Term Loan to the Borrower pursuant to the terms and subject to the conditions set forth in this Agreement in an aggregate principal amount of $11,500,000.
“Term Loan Note” means a promissory note made by the Borrower payable to the Lender in the principal amount of the Term Loan Commitment.
“Third Party” has the meaning set forth in Section 8.11(a).
“TIBE Buy-Out” means any (a) purchase by the Borrower of a TIBE Investor’s Equity Interests in a Project Company in accordance with Section 5.11; (b) purchase by the Borrower of a TIBE Investor’s and/or the OEC LLC Pledgor’s Equity Interests in a Project Company following the exercise any Permitted REA Right by the counterparty to a Power Purchase Agreement, to the extent required by the applicable TIBE Operating Agreement; or (c) purchase by the OEC LLC Pledgor of a TIBE Investor’s Equity Interests in a Project Company in accordance with Section 5.11.
“TIBE Consents” means (a) with respect to the Zephyr Wind Project, that certain Amendment and Consent of the Zephyr Wind Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Zephyr Wind Project TIBE Investor; (b) with respect to the Zephyr Wind Project 2.0, that certain Amendment and Consent of the Zephyr Wind Project 2.0 Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Zephyr Wind Project 2.0 TIBE Investor; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain Amendment and Consent of the Whirlpool Corporation-Marion Wind Farm Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Whirlpool Corporation-Marion Wind Farm TIBE Investor; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain Amendment and Consent of the Whirlpool Corporation-Ottawa Wind Farm Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Whirlpool Corporation-Ottawa Wind Farm TIBE Investor; (e) with respect to the Valfilm Wind Project, that certain Amendment and Consent of the Valfilm Wind Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Valfilm Wind Project TIBE Investor; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, that certain Amendment and Consent of the Whirlpool Corporation-Greenville Wind Farm Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Whirlpool Corporation-Greenville Wind Farm TIBE Investor; (g) with respect to the Holcim-Paulding Wind Project, that certain Amendment and Consent of the Holcim-Paulding Wind Project Company, dated as of August 31, 2020 by an among the Parent Pledgor, the OEC LLC Pledgor, and the Holcim-Paulding Wind Project TIBE Investor.
“TIBE Investor” means (a) with respect to the Zephyr Wind Project, the Zephyr Wind Project TIBE Investor; (b) with respect to the Zephyr Wind Project 2.0, the Zephyr Wind Project 2.0 TIBE Investor; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, the Marion TIBE Investor; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, the Whirlpool

Corporation-Ottawa Wind Farm TIBE Investor; (e) with respect to the Valfilm Wind Project, the Valfilm Wind Project TIBE Investor; (f) with respect to the Whirlpool Corporation-Greenville Wind Farm, the Whirlpool Corporation-Greenville Wind Farm TIBE Investor, and (g) with respect to the Holcim-Paulding Wind Project, the Holcim-Paulding Wind Project TIBE Investor.
“TIBE Operating Agreement” means (a) with respect to the Zephyr Wind Project, that certain Limited Liability Company Agreement of the Zephyr Wind Project Company, dated as of December 31, 2015 and amended as of August 31, 2020, by and among the Zephyr Wind Project TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; (b) with respect to the Zephyr Wind Project 2.0, that certain First Restated Limited Liability Company Agreement for the Zephyr Wind Project 2.0 Project Company, dated as of December 31, 2015 and amended as of August 31, 2020, by and among the Zephyr Wind Project 2.0 TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; (c) with respect to the Whirlpool Corporation-Marion Wind Farm, that certain First Restated Limited Liability Company Agreement for the Whirlpool Corporation-Marion Wind Farm Project Company, dated as of September 29, 2017 and amended as of August 31, 2020, by and among the Whirlpool Corporation-Marion Wind Farm TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; (d) with respect to the Whirlpool Corporation-Ottawa Wind Farm, that certain First Restated Limited Liability Company Agreement for the Whirlpool Corporation-Ottawa Wind Farm Project Company, dated as of December 22, 2017 and amended as of August 31, 2020, by and among the Whirlpool Corporation-Ottawa Wind Farm TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; (e) with respect to the Valfilm Wind Project, that certain First Restated Limited Liability Company Agreement for the Valfilm Wind Project Company, dated as of September 4, 2018 and amended as of August 31, 2020, by and among the Valfilm Wind Project TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; (f) with respect to the Whirlpool Corporation- Greenville Wind Farm, that certain First Restated Limited Liability Company Agreement for the Whirlpool Corporation-Greenville Wind Farm Project Company, dated as of September 28, 2018 and amended as of August 31, 2020, by and among the Whirlpool Corporation-Greenville Wind Farm TIBE Investor, OEC LLC Pledgor and the Parent Pledgor; and (g) with respect to the Holcim-Paulding Wind Project, that certain First Restated Limited Liability Company Agreement for the Holcim-Paulding Wind Project Company, dated as of August 27, 2019 and amended as of August 31, 2020, by and among the Holcim-Paulding Wind Project TIBE Investor, OEC LLC Pledgor and the Parent Pledgor, where, in each case, the Parent Pledgor’s interest in such limited liability company agreement was assigned to the Borrower pursuant to that certain Contribution Agreement dated September 1, 2020, by and between the Parent Pledgor and the Borrower, and the Borrower became party to such limited liability company agreement pursuant to a joinder agreement, each such joinder agreement, dated September 1, 2020.
“Treasury Rate” means, as of any date of determination, the yield to maturity as of the most recently issued United States Treasury securities with a constant maturity (as compiled in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer made publicly available, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be determined by linear interpolation from the weekly average yields of United States Treasury securities for which such yields are given.

“Upfront Fee” has the meaning set forth in Section 2.03(c).
“Valfilm Wind Project” has the meaning given in the Recitals.
“Valfilm Wind Project Company” has the meaning given in the Recitals.
“Valfilm Wind Project TIBE Investor” means Principle Business Enterprises, Inc., an Ohio corporation.
“Vendor” means Goldwind USA, Inc., a Delaware corporation.
“Vendor Good Standing Letters” means each Good Standing Letter, dated as of September 1, 2020, issued by the Vendor in respect of each Project Company.
“Vendor Settlement Agreement” means that certain Settlement Agreement, dated as of July 20, 2020, by and between Vendor and the Parent Pledgor.
“Vendor Settlement Documents” means (a) the Vendor Settlement Agreement, (b) that certain Financing Cooperation Agreement, dated as of July 20, 2020, by and between the Vendor and the Parent Pledgor, (c) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and OES LLC, (d) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and OEC LLC Pledgor, (e) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and One Energy Enterprises LLC, (f) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and OEE XVII LLC, (g) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Zephyr Wind Project Company, (h) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and OEE XX LLC, (i) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Whirlpool Corporation-Marion Wind Farm Project Company, (j) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Whirlpool Corporation-Ottawa Wind Farm Project Company, (k) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Valfilm Wind Project Company, (l) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Whirlpool Corporation-Greenville Wind Farm Project Company, (m) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Holcim-Paulding Wind Project Company, (n) that certain Mutual Release, dated as of July 20, 2020, by and between the Vendor and the Zephyr Wind Project 2.0 Project Company, (o) that certain Change Order 02 to Master Equipment Supply Agreement, dated as of July 20, 2020, by and between Vendor and the Parent Pledgor, amending that certain Master Equipment Supply Agreement, dated as of June 16, 2017, by and between the Vendor and the Parent Pledgor, as amended by that certain Change Order 01, dated as of November 17, 2017, by and between the Vendor and the Parent Pledgor, (p) that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Vendor and the Holcim-Paulding Wind Project Company; (q) that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Holcim-Paulding Wind Project Company and the Vendor; (r) that certain Notice of Project Assignment, dated as of July 20, 2020, by and between the Holcim-Paulding Wind Project Company and the Vendor; (s) that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Zephyr Wind Project 2.0 Project Company and the Vendor; (t) , that certain Service and Maintenance

Agreement, dated as of July 20, 2020, by and between the Zephyr Wind Project 2.0 Project Company and the Vendor; (u) that certain Notice of Project Assignment, dated as of July 20, 2020, by and between the Zephyr Wind Project 2.0 Project Company and the Vendor; (v) that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Valfilm Wind Project Company and the Vendor; (w) that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Valfilm Wind Project Company and the Vendor; (x) that certain Notice of Project Assignment, dated as of July 20, 2020, by and between the Valfilm Wind Project Company and the Vendor; (y) that certain Equipment Supply and Support Agreement, dated as of July 20, 2020, by and between the Whirlpool Corporation-Greenville Wind Farm Project Company and the Vendor; (z) that certain Service and Maintenance Agreement, dated as of July 20, 2020, by and between the Whirlpool Corporation-Greenville Wind Farm Project Company and the Vendor; (aa) that certain Notice of Project Assignment, dated as of July 20, 2020, by and between the Whirlpool Corporation-Greenville Wind Farm Project Company and the Vendor; (bb) that certain Promissory Note, dated as of July 20, 2020, by Parent Pledgor for the benefit of the Vendor; (cc) that certain Financing Cooperation Agreement, dated as of July 20, 2020, by and between Parent Pledgor and the Vendor; and (dd) that certain Arbitration Dismissal with Prejudice, dated as of July 20, 2020, dismissing the arbitration complaint before the American Arbitration Association filed by the Vendor against the Parent Pledgor, which was captioned Goldwind Americas v. One Energy Capital Corporation, American Arbitration Association Case No. 01-19-0002-2017, as evidenced by that certain letter from the American Arbitration Association, dated as of July 28, 2020, confirming receipt of Parties’ Notice of Dismissal with Prejudice.
“Whirlpool Corporation-Greenville Wind Farm” has the meaning given in the Recitals.
“Whirlpool Corporation-Greenville Wind Farm Project Company” has the meaning given in the Recitals.
“Whirlpool Corporation-Greenville Wind Farm TIBE Investor” means the Kalmbach Trucking, Inc., an Ohio corporation.
“Whirlpool Corporation-Marion Wind Farm” has the meaning given in the Recitals.
“Whirlpool Corporation-Marion Wind Farm Project Company” has the meaning given in the Recitals.
“Whirlpool Corporation-Marion Wind Farm TIBE Investor” means Haviland Plastic Products, Co., an Ohio corporation.
“Whirlpool Corporation-Ottawa Wind Farm” has the meaning given in the Recitals.
“Whirlpool Corporation-Ottawa Wind Farm Project Company” has the meaning given in the Recitals.
“Whirlpool Corporation-Ottawa Wind Farm TIBE Investor” means Haviland Plastic Products, Co., an Ohio corporation.
“Zephyr Wind Project” has the meaning given in the Recitals.

“Zephyr Wind Project Company” has the meaning given in the Recitals.
“Zephyr Wind Project TIBE Investor” means the Craig A. Stoller Revocable Living Trust.
“Zephyr Wind Project 2.0” has the meaning given in the Recitals.
“Zephyr Wind Project 2.0 Project Company” has the meaning given in the Recitals.
“Zephyr Wind Project 2.0 TIBE Investor” means the Craig A Stoller Revocable Living Trust.
1.02    Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all Financial Statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a consistent basis (except for such changes approved or required by the Borrower’s independent public accountants).
1.03    Interpretation. In this Agreement, unless the Lender and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement unless otherwise indicated; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, modifications, replacements, restatements and supplements to such agreements and instruments, in accordance with their respective terms, but only to the extent such amendments, modifications, replacements, restatements and supplements are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.
1.04    Reinstatement. To the fullest extent permitted by applicable law, the Obligations shall continue to be effective or be automatically reinstated, as the case may be, to the extent that at any time payment, in whole or in part, of any of the Obligations to the Lender is rescinded or must otherwise be restored or returned, or is repaid in good faith settlement of a pending or threatened avoidance claim, following the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any Loan Party, or any other Person or any substantial part of its property, or otherwise, all as though such payment had not been made.

ARTICLE II
TERM LOAN; GENERAL PROVISIONS RELATING TO TERM LOAN
2.01    Term Loan.
(a)    Advance of Term Loan. Upon the satisfaction of the conditions set forth in Sections 4.01, the Lender will remit the proceeds of the Term Loan (the “Advance”) in accordance with the Funds Flow Memorandum on the date specified in the Notice of Borrowing.
(b)    Use of Proceeds. Proceeds of the Advance shall be used (i) to pay costs and expenses of the Loan Parties and Lender related to the Term Loan (subject to the limitation set forth in Section 4.01(c)), (ii) to pay the Upfront Fee, (iii) to fund the Reserve Account, and (iv) to make distributions.
(c)    Term Loan Note. Only if requested by the Lender, Borrower’s obligation to pay the principal of, and interest on, the Term Loan shall be evidenced by a Term Loan Note. In the event such Term Loan Note is issued, the Lender shall document the Borrower’s repayment of principal of and interest on the Term Loan, and entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.
(d)    Notice of Borrowing. The Borrower shall give the Lender written notice substantially in the form of Exhibit A (a “Notice of Borrowing”) of the Advance no later than one Business Day in advance of the proposed date on which the Advance is to be made (which shall be a Business Day). The Notice of Borrowing shall be executed by an authorized officer or authorized signatory of the Borrower and shall be given not later than 2:00 p.m. New York City time. In the event such notice is received after 2:00 p.m. New York City time, it shall be treated as if received on the next succeeding Business Day.
(e)    Repayment. The Borrower shall repay to the Lender the Scheduled Principal Payment Amount on each Payment Date. Notwithstanding the foregoing, outstanding principal and accrued interest shall be due and payable in full on the Maturity Date or upon acceleration of the Term Loan. Any principal amounts repaid or prepaid hereunder may not be re-borrowed.
(f)    Taxes.
(i)    Payments Free of Taxes. All sums payable by or on behalf of the Borrower hereunder and under the other Financing Documents shall be paid free and clear of, and without any deduction or withholding on account of, any tax, except to the extent required by law.
(ii)    Withholding of Taxes; Indemnification. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any tax from any such payment by the Borrower, then: (i) the Borrower shall be entitled to make such deduction or withholding; (ii) the Borrower shall pay, or cause to be paid, the full amount deducted or withheld to the appropriate Governmental Authority before the date on which penalties attach thereto; and (iii) if the tax is an Indemnified Tax and unless otherwise provided in this Section 2.01, the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.01(f)(ii)), the Lender receives an amount equal to the sum it would have received had no such deduction, withholding or payment for Indemnified Taxes been made. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto.
(iii)    Status of Lender. If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made by the Borrower under any Financing Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower on or before the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax. Notwithstanding anything to the contrary in this Section 2.01(f)(iii), the completion, execution and submission of such documentation (other than executed copies of IRS Form W-9) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
2.02    Prepayments.
(a)    On each Payment Date during a Poor Performance Period, the Borrower shall prepay the Term Loan in accordance with Section 5.12(a)(ii)(F).
(b)    To the extent any cash proceeds from the sale of any Project Company’s assets, Equity Interests (including the exercise by a counterparty to a Power Purchase Agreement of any Permitted REA Right) or Projects are distributed to the Borrower, upon receipt such proceeds shall be applied by the Borrower as a mandatory prepayment of the Principal Amount.
(c)    To the extent any Loss Proceeds are distributed to the Borrower, and the Borrower does not restore a Project in accordance with Section 5.14 within one year of the date of the Loss, then such Loss Proceeds shall be applied by the Borrower as a mandatory prepayment of the Principal Amount.
(d)    To the extent any proceeds of payments received as compensation in lieu of warranty coverage or similar payments (but excluding, for the avoidance of doubt, any liquidated damages payments under any Material Project Document) or termination payments under any Material Project Document are distributed to the Borrower, upon receipt such proceeds shall be applied as a mandatory prepayment of the Principal Amount.
(e)    The Borrower may, at any time or from time to time, voluntarily prepay the Principal Amount at its option, provided that any such optional prepayment made on or prior to the tenth anniversary of the Closing Date shall be made together with a prepayment premium equal to the present value of the amount of interest that would have been paid on the principal amount being so prepaid for the period from and including the date of such prepayment to and including the tenth anniversary of the Closing Date, as calculated using a discount rate equal to the Treasury Rate as of such prepayment date plus 200 basis points. Any voluntary prepayments made by the Borrower from and after the tenth anniversary of the Closing Date may be made without premium or penalty.
(f)    All voluntary prepayments of the Term Loan shall be applied to the Scheduled Principal Payment Amounts in the inverse order of maturity. Voluntary prepayments shall be accompanied by accrued interest to the extent required by Section 2.03. Mandatory prepayments of the Term Loan under Sections 2.02(a) through (d) shall be applied ratably to the remaining Scheduled Principal Payment Amounts and the Lender shall amortize the remaining principal and associated interest over the remaining term and shall provide an updated Annex I to this Agreement.
2.03    Interest on Term Loan; Interest Payments; Default Rate; Upfront Fee.
(a)    The Borrower shall pay interest on the Term Loan at a rate per annum equal to 6.85%. Interest on the Term Loan shall accrue from and including the date the Advance is made to but excluding the date of any repayment thereof. Interest shall be payable on each Payment Date and in full on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) below shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(b)    After an Event of Default beyond any applicable cure period, and during its continuation, the Lender may, without notice, increase the interest rate hereunder to the Default Rate to the fullest extent permitted by applicable laws.
(c)    No later than the Closing Date, the Borrower will pay to the Lender a non- refundable upfront fee (the “Upfront Fee”) in the amount equal to 1.00% of the Term Loan Commitment. The Upfront Fee shall be fully earned and non-refundable on the Closing Date.
2.04    Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

2.05    Payments Generally. The balance of the Obligations under the Financing Documents requiring the payment of money shall be repaid by the Borrower to the Lender as and when provided in the relevant Financing Documents, or, if no date of payment is otherwise specified in the Financing Documents, within three Business Days following receipt of written demand. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m. New York City time by payment to the account designated by the Lender by written notice to the Borrower from time to time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
2.06    Termination of Commitment. The Term Loan Commitment shall automatically terminate immediately on the Lender’s payment of the Advance.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby represents and warrants to the Lender as follows:
3.01    Existence, Power and Authority. Each of the Loan Parties and each Project Company is (a) duly organized or formed, validly existing and, as applicable, in good standing under the laws of the state of its incorporation, organization or formation, (b) has the requisite power and authority (i) to execute, deliver and perform its obligations under the Financing Documents and Material Project Documents to which it is a party, (ii) as applicable, to own and operate the applicable Project as contemplated by the applicable Material Project Documents, and (iii) to conduct its business as now or proposed to be carried on, and (c) is duly qualified, licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in the case referred to in (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Project Company is, or was, as applicable, duly authorized to execute, deliver and perform under the Financing Documents and Material Project Documents to which it is a party, and all necessary action to authorize the execution, and delivery of, and performance under, the Financing Documents and Material Project Documents to which it is a party has been properly taken.
3.02    Binding Obligations. The Financing Documents and Material Project Documents to which each Loan Party or Project Company is a party constitute the legal, valid and binding obligations of such Loan Party or Project Company, enforceable against such Loan Party or Project Company, as applicable, in accordance with their terms (except as enforceability may be limited by the application of any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors or general equitable principles (whether enforcement is sought by proceedings in equity or at law)).

3.03    No Defaults; No Contravention. No Default under this Agreement has occurred and is continuing. No Loan Party or Project Company is in default under, or with respect to, any contractual obligation under a Material Project Document that would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Loan Parties of each Financing Document to which it is party do not (a) contravene the terms of its organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Project Document or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or Project Company or its property is subject or (c) violate any applicable law in any material respect.
3.04    Authorizations and Filings. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or Project Company (as applicable) of this Agreement, any other Financing Document or any Settlement Document other than (a) those that have already been obtained and are in full force and effect, or (b) filings to perfect the Liens created by the Financing Documents.
3.05    Subsidiaries; Equity Interests.
(a)    Each Loan Party and TIBE Investor owns Equity Interests in the applicable Project Companies of the class and in the percentage set forth in Schedule I.
(b)    The Borrower has no Subsidiaries other than the Project Companies.
(c)    The Project Companies have no Subsidiaries and own no Equity Interests in any other Person.
3.06    No Material Adverse Effect. Since December 31, 2019, no event or condition has occurred or exists that has resulted or would reasonably be expected to result in a Material Adverse Effect.
3.07    Laws and Taxes. Each Loan Party and each Project Company is in material compliance with the requirements of all laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties. Each Loan Party and each Project Company has filed all federal, state and other tax returns and reports required to be filed, and has paid all material federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.
3.08    Litigation; Judgments.
(a)    There are no actions, suits, proceedings (including arbitral proceedings), governmental investigations, claims or disputes pending or to the Knowledge of the Borrower, threatened in writing by or against any Loan Party or Project Company or against any of their Projects that could impose liabilities or obligations on any Loan Party or Project Company, and to the Knowledge of the Borrower, no basis exists for any such action, suit, proceeding, investigation, claim or dispute. No Loan Party or Project Company or any of its or their respective assets is subject to any unpaid judgment (whether or not stayed) or arbitral award or any judgment Lien.
(b)    To the Knowledge of each Loan Party, no Loan Party or Project Company has suffered or would reasonably be expected to suffer losses or damages arising in respect of any action or inaction under or any breach of any “Prior Agreement” (as defined in the Vendor Settlement Agreement).
3.09    Governmental Approvals; Governmental Regulation.
(a)    (i) All authorizations, certificates, permits, licenses and approvals required by any applicable Governmental Authority for each Project (including without limitation the ownership, operation, and maintenance thereof) have been obtained and are valid and in full force and effect and not subject to any current legal proceeding or any unsatisfied condition that would reasonably be expected to result in a material adverse modification or revocation of such authorization, certificate, permit or approval, and all applicable appeal periods with respect thereto have expired or the period for bringing challenges thereto has expired under the applicable statute of limitations; and (ii) the commissioning of each Project and use of each Project complies in all material respects with all applicable zoning ordinances, regulations and restrictive covenants affecting the site on which such Project is located and all other requirements of any Governmental Authority for such use have been satisfied.
(b)    Each Project Company has self-certified the Project owned by it with the Federal Energy Regulatory Commission by filing a complete and accurate notice of self-certification of Qualifying Facility status Form 556.
(c)    No Loan Party or Project Company is subject to, or not exempt from, financial, organizational, rate or other utility type regulation as an “electric utility,” “electric service company,” “public utility” or as an “affiliate” of any of the foregoing under any applicable law as a result of its sale or proposed sale of electric energy to any end-user customer or otherwise. Each Project is a public utility that is exempt from (i) the Federal Power Act to the extent such Project is a Qualifying Facility of 20 MW or smaller in 18 C.F.R. §§ 292.601(c)(1)-(5), and (ii) to the extent such Project is a Qualifying Facility of 30 MW or smaller, the Public Utility Holding Company Act of 2005 pursuant to 18 C.F.R. § 292.602(b).
(d)    The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(e)    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Federal Reserve Board”).
3.10    Title to Assets. Each Loan Party and each Project Company has good and marketable title to, or valid leasehold interests in, the Collateral (as applicable) and all other assets purported to be owned by it, free and clear of all Liens except for Permitted Liens.
3.11    ERISA. No Loan Party or Project Company has any employees or has ever maintained, sponsored, administered, participated or has liability with respect to any Plan subject to ERISA. No Loan Party or Project Company is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) (assuming that the Advance is not made with any such “plan assets”), and neither the execution of this Agreement nor the making of the Advance gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
3.12    Material Project Documents.
(a)    No Loan Party or Project Company is in material default or breach of any Material Project Document, and to the Borrower’s Knowledge, no other party to any Material Project Document has materially breached or defaulted under any provision of any Material Project Document to which it is a party. The Material Project Documents are in full force and effect and to the Borrower’s Knowledge, no event, condition, or circumstance has occurred or exists which currently or with the giving of notice or lapse of time or both would provide any party to any Material Project Document with a right to terminate such Material Project Document. To the Borrower’s Knowledge, all representations and warranties of all other parties to any Material Project Document are true and correct in all material respects (if of a continuing nature) or were true and correct in all material respects when made.
(b)    The services to be performed, the materials to be supplied and the real property interests and other rights granted for the applicable Project pursuant to the Material Project Documents (i) comprise all of the property interests necessary to secure any right material to the development, construction, installation, completion, operation and maintenance of such Project and the conduct of the applicable Project Company’s business in accordance with all applicable laws, regulations, permits and similar requirements of any Governmental Authority and the Material Project Documents, in each case without reference to any proprietary information not owned or licensed by any Project Company and (ii) are sufficient to enable such Project to be located and operated on its site.
3.13    Environmental Matters. Each Loan Party and each Project Company is in compliance, in all material respects, with all Environmental Laws applicable to it. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the Borrower’s Knowledge, threatened against any Loan Party or Project Company, any real property in which such Loan Party or Project Company holds or has held an interest or any past or present operation of such Loan Party or Project Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the Borrower’s Knowledge has occurred, on, under or to any real property in which any Loan Party or Project Company holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section 3.13, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a Governmental Authority or other Person.
3.14    Solvency. The Borrower is, and immediately after giving effect to the incurrence of the Term Loan being incurred in connection herewith will be, Solvent as of the Closing Date.
3.15    Accounts. The Borrower has no bank accounts other than the Secured Accounts.

3.16    Security Documents. The Security Documents are effective to create, in favor of the Lender, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.
3.17    Sanctions; Anti-Corruption.
(a)    None of the Loan Parties, the Project Companies, not to the Knowledge of the Borrower, any director, officer or Affiliate of any Loan Party or any Project Company is a Person that is, or is owned or controlled by Persons that are (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.
(b)    The Loan Parties and the Project Companies and their respective directors, officers and employees and, to the Knowledge of the Borrower, the agents of the Loan Parties and the Project Companies, are in compliance with all applicable Sanctions and with the FCPA, and the rules and regulations thereunder, and any other applicable anti-corruption law.
3.18    Indebtedness; Investments.
(a)    Neither the Borrower nor any Project Company has (a) Indebtedness other than Indebtedness permitted pursuant to Section 6.02 or (b) Investments other than Permitted Investments.
(b)    No Affiliate of the Borrower has any Indebtedness for borrowed money having an aggregate principal amount of more than $100,000 other than as set forth on Schedule 3.18(b).
3.19    Transactions with Affiliates.
(a)    Except for transactions under the Financing Documents, the Material Project Documents and transactions listed on Schedule 3.19, neither the Borrower nor any Project Company is party to any transaction with or for the benefit of any Affiliate on the Closing Date.
(b)    Each Affiliate transaction listed on Schedule 3.19 is on arm’s length terms.
3.20    Disclosure. No report, Financial Statement, certificate or other written information (other than projections and other forward-looking information) furnished by or on behalf of any Credit Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projections and pro forma financial information contained in such materials, including the Closing Date Model and the Operating Budget, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and furnished, it being recognized by each other party hereto and the Lender that such projections as to future events are not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material. As of the Closing Date, the information included in any “Know Your Customer” material delivered to Lender is true and correct in all respects.
ARTICLE IV
CONDITIONS PRECEDENT
4.01    Conditions for Closing and Advance. The Closing Date and the Advance of the Term Loan shall not occur until each of the following conditions has been met, to the reasonable satisfaction of the Lender (unless otherwise waived by the Lender in writing):
(a)    Financing Documents and Material Project Documents. The Lender shall have received executed counterparts of this Agreement, any Term Loan Note, the Equity Contribution Agreement, the Security Documents, the TIBE Consents and true, correct and complete copies of each Material Project Document (other than the Interconnection Agreements for the Zephyr Wind Project 2.0 and the Holcim-Paulding Wind Project).
(b)    Perfection of Security.
(i)    The Lender shall have received satisfactory evidence of (i) the delivery of the original certificates representing all Equity Interests in the Project Companies owned by a Loan Party and all Equity Interests in the Borrower (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the applicable Security Document) to the Lender and (ii) the filing of UCC-1 financing statements.
(ii)    The Lender shall have received judgment and tax lien searches in each jurisdiction where assets of the Borrower and the Project Companies are located and searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.
(iii)    The Lender shall have received satisfactory evidence that all termination statements, release statements and any other types of release in connection with all existing Liens on the Collateral have been executed and delivered or filed, as applicable.
(c)    Fees; Expenses. The Borrower shall have paid (or made satisfactory arrangements to pay, in accordance with the Funds Flow Memorandum) (i) the Upfront Fee and (ii) all reimbursable costs and expenses pursuant to the Financing Documents, including without limitation all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender), to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender), up to $150,000 in the aggregate (in the case of clause (ii)), all of which may be paid out of the proceeds of the Advance.
(d)    Legal Opinions. The Lender shall have received the following opinions, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender:
(i)    an opinion of Ohio counsel to the Credit Parties; and
(ii)    an opinion of Delaware and New York counsel to the Credit Parties, the Sponsor and the Project Companies.
(e)    Organizational Documents; Incumbency. The Lender shall have received a certificate in form and substance reasonably satisfactory to Lender from each Credit Party and the Sponsor, dated the Closing Date and signed on behalf of such party by an Authorized Officer such party certifying as to and attaching (i) true copies of the organizational documents of such party and any amendments thereto, including without limitation all shareholder agreements, voting agreements, management rights agreements and similar documents and agreements; (ii) the resolutions or written consent of the directors/managers and/or shareholders/members (as the case may be) of such Person authorizing the execution and delivery of the Financing Documents to which it is a party and (iii) the names, true signatures and incumbency of the members/managers/officers of such Person authorized to execute and deliver the Financing Documents to which it is a party. The Lender may conclusively rely on such certification unless and until a later certificate revising the prior certificate has been furnished to the Lender.
(f)    Good Standing Certificate. The Lender shall have received a good standing certificate (or its equivalent) of each Credit Party from the Secretary of State of such party’s jurisdiction of incorporation, formation or organization.
(g)    Financial Statements. The Lender shall have received (i) the audited annual Financial Statements for the fiscal year ended 2019 of each Project Company, and (ii) the most recent quarterly Financial Statements of the Borrower and each Project Company, together with a certificate from an Authorized Officer of such Project Company to the effect that such Financial Statements fairly present the financial condition of each such Person as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject in the case of (ii) only to normal year-end audit adjustments and the absence of footnotes.
(h)    KYC. The Lender shall have received or had access to, at least five Business Days prior to the Closing Date, all documentation and other information necessary for Lender’s “Know Your Customer” requirements to be satisfied with respect to all the Loan Parties, the Credit Parties and the Project Companies.
(i)    Accounts. The Lender shall have received evidence that the Borrower has established the Secured Accounts with the Accounts Bank.
(j)    Representations and Warranties. The representations and warranties contained in Article III shall be true and correct on and as of the Closing Date.

(k)    Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
(l)    TIBE Documents. No default, event of default, manager default, cash sweep, early amortization, acceleration or similar event shall have occurred and be continuing beyond any applicable cure period under any of the TIBE Operating Agreements.
(m)    Due Diligence. The Lender shall have (i) completed a due diligence investigation of the Projects, the Credit Parties and the Project Companies, including (A) with respect to insurance, (B) the organization and capital structure of the Credit Parties and the Project Companies, and all documents and instruments relating thereto, (C) the Material Project Documents, (D) existing independent engineer reports, (E) historical operating reports, including production information and operations and management history, (F) the Vendor Settlement Documents, and (G) and other documents or matters related to or in connection with the foregoing, satisfactory to the Lender in all respects and (ii) been given such access to the management, records, books of account, contracts, concessions, and other documents relating to the business, regulatory framework and property of the Credit Parties and the Project Companies as the Lender shall have reasonably requested.
(n)    Independent Engineer Report. The Lender shall have received a report of the Independent Engineer in form and substance satisfactory to the Lender, together with a reliance letter from the Independent Engineer permitting the Lender to use and rely on such report, to the same extent as if such report was prepared for and addressed to the Lender.
(o)    Funds Flow Memorandum. The Lender shall have received the Funds Flow Memorandum, which shall be in form and substance satisfactory to the Lender.
(p)    Commissioning. Commissioning Completion (as defined in each ESSA) for each Project shall have occurred.
(q)    Qualifying Facility Status. The Lender shall have received evidence that each Project is a Qualifying Facility and that the applicable Project Company has filed a self-certification of Qualifying Facility status on Form No. 556 with the Federal Energy Regulatory Commission with respect to such Project.
(r)    Vendor Settlement.
(i)    Each condition to the effectiveness of the Vendor Settlement Agreement shall have been satisfied.
(ii)    The Lender shall have received true, correct and complete copies of the following documents, each of which shall have been, as applicable, duly authorized, executed and delivered by the parties thereto:
(A)    the Vendor Settlement Documents; and
(B)    the Vendor Good Standing Letters.

(s)    Closing Date Model; Operating Budget. The Lender shall have received:
(i)    the Closing Date Model, and
(ii)    an Operating Budget for the remainder of the 2020 fiscal year (which may be a simplified version of the Operating Budget to be provided for the succeeding fiscal years in accordance with this Agreement).
in each case, certified by the Borrower to be true, correct and complete and in form, scope and content satisfactory to the Lender.
(t)    Insurance. The Lender shall have received copies of certificates of insurance demonstrating the Borrower’s compliance with Section 5.04.
(u)    Notice of Borrowing.    The Lender shall have received a Notice of Borrowing, duly executed by the Borrower and in accordance with Section 2.01(d).
ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that so long as this Agreement is in effect and any Obligations remain outstanding (other than any contingent indemnity obligations that, by their terms, survive the termination of this Agreement), it shall (unless the Lender otherwise agrees in writing) perform all covenants in this Article V.
5.01    Reporting Requirements. The Borrower shall deliver or shall cause to be delivered the following documents to the Lender as reasonably requested by the Lender:
(a)    Annual Financial Statements. As soon as available, but no later than May 15 of each year, the audited Financial Statements of the Borrower and each Project Company for the preceding fiscal year, together with the accompanying notes thereto, containing an unqualified audit opinion of independent certified public accountants reasonably acceptable to the Lender that such Financial Statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with GAAP.
(b)    Interim Financial Statements. As soon as available, but no later than May 15, August 15 and November 15 of each year, the management-prepared Financial Statements of the Borrower and each Project Company for the preceding fiscal quarter and the portion of the fiscal year then elapsed, all in reasonable detail and certified by an Authorized Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of each such Person in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.
(c)    Compliance Certificates.
(i)    Together with each delivery of Financial Statements pursuant to clauses (a) and (b) above, a duly executed and completed Financial Compliance Certificate, certified as complete and correct by an Authorized Officer of Borrower.

(ii)    No later than February 15, May 15, August 15 and November 15 of each year, a duly executed and completed Technical Compliance Certificate, certified as complete and correct by an Authorized Officer of Borrower.
(d)    Operating Report. No later than February 15, May 15, August 15 and November 15 of each year, the Operating Report with respect to the previous fiscal quarter.
(e)    Payment Date Certificate. No later than three Business Days prior to each Payment Date, a duly executed and completed Payment Date Certificate.
(f)    Operating Budget. No later than November 15 of each fiscal year, the Operating Budget for the next fiscal year; provided that if a Poor Performance Period is ongoing at the time of delivery of such Operating Budget, the Borrower shall not adopt such Operating Budget without the approval of the Lender (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Lender has not provided its consent or objected in reasonable detail to a proposed Operating Budget within fifteen (15) Business Days of receipt, the Lender will be deemed to have approved such Operating Budget.
(g)    Reports. Copies of all reports and other documents delivered under the TIBE Operating Agreements, to the extent not separately delivered to lender under this Section 5.01.
(h)    Post-Closing Certification. Within 30 days of the Closing Date, a certificate executed by an Authorized Officer of the Borrower certifying that no Affiliate of the Borrower (including the Sponsor, the Parent Pledgor, the OEC LLC Pledgor and OES LLC) has any accounts payable that are not current.
(i)    Notice of Default, Etc. The Borrower shall promptly (but in any event within five Business Days of obtaining Knowledge) deliver written notice to the Lender of any of the following known to the Borrower: (i) any Default or Event of Default, (ii) any litigation filed by or against the Borrower or any Project Company that would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to result in a Material Adverse Effect, or (iii) any event that would reasonably be expected to result in a Material Adverse Effect.
(j)    Notice of Actions. The Borrower shall, and each Loan Party shall cause each Project Company to, promptly after the Borrower becoming aware thereof, notify the Lender of any action arising under any Environmental Law and of any written complaint or notifications received by such Person from any Governmental Authority regarding any noncompliance by the Borrower or any Project Company with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
(k)    Further Information. The Borrower will promptly furnish to the Lender such other financial information, and in such form and in such detail, as the Lender may reasonably request from time to time relating to the Loan Parties or any Project Company, to the extent such information is in the possession or control of such Person.

5.02    Books and Records; Inspection Rights. Each Loan Party shall cause each Project Company to, maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its financial transactions and matters involving the assets and business of Borrower or each Project Company, as the case may be. The Borrower shall, and each Loan Party shall cause each Project Company to, permit the Lender or any of its representatives to visit and inspect the properties of such Person (subject to such Borrower’s safety training and safety and security requirements), to examine, copy or make excerpts from such Person’s books, records and documents and to discuss such Person’s affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such times during normal business hours as such representatives may request upon reasonable advance written notice; provided however, that unless an Event of Default has occurred and is continuing, the Lender will not exercise any such inspection rights more often than twice in any calendar year.
5.03    Maintenance of Existence, Operation and Assets. Each Loan Party shall, and shall cause each Project Company to take the following actions, in accordance with Prudent Wind Industry Practices: (a) preserve, renew and maintain in full force and effect its legal existence; (b) take all reasonable action to maintain all authorizations, rights, trade names, permits, licenses and franchises necessary to enable it to continue its business as currently conducted; (c) continue in operation in substantially the same manner as at present, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (d) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (e) make all necessary repairs to its equipment and necessary renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.04    Insurance. The Borrower shall maintain, or caused to be maintained, for each Project Company, with financially sound and reputable insurers, insurance of the kinds and in the amounts set forth on Schedule 5.04; provided that, notwithstanding the foregoing, the aggregate casualty coverage attributable to each Project shall equal the full replacement value of each such Project. All of the insurance policies required hereby shall be evidenced by one or more certificates of insurance delivered to the Lender by the Borrower on or before the Closing Date and at such other times as the Lender may reasonably request from time to time, but no more frequently than once in any calendar year.
5.05    Payment of Obligations. Each Loan Party shall, and shall cause each Project Company to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of (i) its tax liabilities, and (ii) its other obligations and liabilities, unless (x) in the case of both clauses (i) and (ii), the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Project Company), and (y) in the case of clause (ii) only, the failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.06    Compliance with Laws, Permits and Material Project Documents.
(a)    The Borrower shall, and each Loan Party shall cause each Project Company to, comply with (i) all federal, state and local laws, regulations and orders applicable to it or its assets including but not limited to all Environmental Laws, applicable to the Projects or such Person’s business, (ii) all authorizations, certificates, permits, licenses and approvals required by this Agreement or by any applicable Governmental Authority, except in each case to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower shall, and each Loan Party shall cause each Project Company to (i) materially comply with the Material Project Documents to which it is a party, (ii) maintain in full force and effect the Material Project Documents to which it is a party during the term thereof, and (iii) exercise commercially reasonable rights against all other parties to the Material Project Documents to which it is a party.
(c)    No part of the proceeds of the Term Loan shall be used for any purpose which entails a violation of Regulations U, T or X of the Federal Reserve Board.
5.07    Further Assurances. Each Loan Party shall, at its own cost and expense, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered all such further acts, documents, agreements, instruments and assurances, and take or cause to be taken all such other action, as the Lender may reasonably request from time to time in order to carry out the intent and purposes of the Financing Documents more effectively and the transactions contemplated by the Financing Documents and to cause the Liens granted under the Security Documents or any other Financing Document to be, at all times, valid, perfected and enforceable against such Loan Party or the Parent Pledgor, as applicable, and all third parties. All expenses of such filings and recordings, and re-filings and re-recordings, shall be borne by the Loan Parties or the Parent Pledgor.
5.08    Sanctions; Anti-Corruption Laws. Each Loan Party shall maintain in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws. Each Loan Party shall, and shall cause each Project Company to, conduct its businesses in compliance with Anti-Corruption Laws, in each case to the extent applicable to such Loan Party or Project Company.
5.09    Prudent Wind Industry Practices. Each Loan Party shall cause the Project Companies to keep and operate the Projects in good operating condition consistent with Prudent Wind Industry Practices.
5.10    Separateness. The Borrower shall, and each Loan Party shall cause the Project Companies to, maintain separate bank accounts and separate books of account from each other Affiliate of the Sponsor. The Borrower shall, and each Loan Party shall cause the Project Companies to, cause the liabilities of the Borrower and each Project Company, as applicable, to be readily distinguishable from the liabilities of each other Affiliate of the Sponsor.
5.11    TIBE Buy-Outs.
(a)    The Loan Parties shall use reasonable commercial efforts to cause the Borrower to purchase the Equity Interests in each Project Company not held by the Loan Parties, on arm’s length terms, if and when the allocation of the majority of profits, loss and tax benefits from such Project Company “flips” from such third party to the Borrower.

(b)    If any Loan Party has received an offer to purchase any Equity Interests in a Project Company not held by a Loan Party, such Loan Party shall promptly notify the Lender of such offer, including the price and other terms of such offer. If such an offer has been made to the Borrower to purchase such Equity Interests at fair market value and upon reasonable and customary terms and conditions (as reasonably determined by the Borrower) and the Lender has, within 30 days (or such other period as the Borrower and the Lender may agree) of receipt of such notice, committed to increase the Principal Amount by an amount equal to the purchase price of such Equity Interests (or less than the purchase price, if agreed by the Borrower and the Lender), the Borrower shall purchase such Equity Interests and shall pledge such Equity Interests to the Lender under the Borrower Pledge and Security Agreement as of the date of such purchase.
(c)    The Loan Parties shall not permit a sale of Equity Interests in any Project Company to any Affiliate of the Loan Parties other than the Borrower, except that the OEC LLC Pledgor may purchase such Equity Interests if (i) the Lender has not committed to make financing available to the Borrower for a purchase in accordance with clause (b) above within 30 days (or such other period as the Borrower and the Lender may agree) of receipt of a notice provided under clause (b) above, and (ii) such Equity Interests are pledged to the Lender under the OEC LLC Pledge Agreement as of the date of such purchase.
(d)    After any TIBE Buy-Out, the Borrower shall provide a new Schedule I to the Lender, updated to reflect such transfer of Equity Interests, and such new Schedule I, upon receipt by the Lender, shall replace the existing Schedule I.
(e)    The Loan Parties shall not consent to a transfer by any TIBE Investor (or its successor or assignee) of its Equity Interests in any Project Company except as otherwise permitted under this Section 5.11.
5.12    Secured Accounts.
(a)    Operating Account.
(i)    Deposits into Operating Account. The Borrower shall cause all cash distributions received from the Project Companies and all other revenue it receives (including, but not limited to, income on investments, payments under any Material Project Document, proceeds of insurance and all other operating income) to be deposited into the Operating Account.
(ii)    Withdrawals from Operating Account. On each Payment Date, the Borrower shall apply cash on deposit in the Operating Account as follows, and in accordance with the applicable Payment Date Certificate delivered pursuant to Section 5.01(e):
(A)    first, to Permitted Project Payments;
(B)    second, to the payment of fees and indemnification obligations owing to the Lender under the Financing Documents;
(C)    third, to the payment of (I) first, accrued but unpaid interest under this Agreement, (II) second, an amount equal to any Scheduled Principal Payment Amount due on such Payment Date, plus any Scheduled

Principal Payment Amount from any previous Payment Date that remains unpaid, and (III) third, an amount equal to any mandatory prepayment amount owing under Section 2.02(b) through (d);
(D)    fourth, to the Reserve Account the amount required to cause the Debt Service Reserve Amount to equal at least the Debt Service Reserve Minimum;
(E)    fifth, to the Reserve Account the amount required to cause the Operating Reserve Amount to equal at least the Operating Reserve Minimum;
(F)    sixth, during any Poor Performance Period, to the Lender in prepayment of the Term Loan; and
(G)    seventh, any remaining amounts, to the Borrower, which the Borrower may (but shall not be obligated to) transfer to Parent Pledgor or any other Person if the Restricted Payment Conditions have been satisfied.
(b)    Reserve Account.
(i)    Debt Service Reserve.
(A)    Deposits into Reserve Account for Debt Service Reserve. On the Closing Date, the Borrower shall cause an amount equal to the Debt Service Reserve Minimum to be deposited into the Reserve Account as the Debt Service Reserve. Thereafter, the Borrower shall cause funds to be deposited into the Reserve Account to the extent required pursuant to Section 5.12(a)(ii)(D) above, to serve as the Debt Service Reserve.
(B)    Withdrawals from Reserve Account for Debt Service. On each Payment Date, if the funds on deposit or credited to the Operating Account (after giving effect to the withdrawals under Section 5.12(a)(ii)(A) through (C)) are insufficient to pay all principal, interest fees and other amounts described in Section 5.12(a)(ii)(B) through (C), the Borrower shall withdraw from the Reserve Account an amount equal to the lesser of such deficiency and the Debt Service Reserve Amount, for the payment of such amounts.
(ii)    Operating Reserve.
(A)    Deposits into Reserve Account for Operating Reserve. On the Closing Date, the Borrower shall cause an amount equal to the Operating Reserve Minimum to be deposited into the Reserve Account, such that the amount deposited into the Reserve Account on the Closing Date shall be equal to the Debt Service Reserve Minimum plus the Operating Reserve Minimum. Thereafter, the Borrower shall cause funds to be deposited into the Reserve Account to the extent required pursuant to Section 5.12(a)(ii)(E) above, to serve as the Operating Reserve.
(B)    Withdrawals from Reserve Account for Operating Deficiencies. If an Operating Deficiency exists on any date, the Borrower shall withdraw from the Reserve Account an amount equal to the lesser of such deficiency and the Operating Reserve Amount, for the direct or indirect payment of reasonable costs and expenses to remedy such Operating Deficiency.
(c)    Account Statements; Reporting; Certifications.
(i)    The Borrower shall deliver or cause to be delivered to the Lender (A) together with each Technical Compliance Certificate delivered pursuant to Section 5.01(c)(ii), account statements for the Secured Accounts; and (B) in each the Payment Date Certificate delivered pursuant to Section 5.01(e), a certification as to the Debt Service Reserve Amount and the Operating Reserve Amount.
(ii)    The Borrower shall deliver or cause to be delivered to the Lender, within three (3) Business Days of any withdrawal from the Reserve Account (other than normal bank maintenance fees), written notice of such withdrawal, together with (A) a reasonably detailed description of the purpose for which the withdrawn funds are to be used and (B) a statement setting forth the Debt Service Reserve Amount and the Operating Reserve following such withdrawal.
5.13    Project Management. If the twelve month trailing DSCR shall have been less than 1.40 for three consecutive quarters, Borrower shall, if requested by the Lender, promptly appoint a qualified third-party project manager designated in writing by the Lender, acting in its sole discretion. Such project manager shall be appointed pursuant to an agreement on commercially reasonable terms and reasonably satisfactory to the Lender and Borrower. The Borrower shall not voluntarily terminate such project manager until after the date on which the Borrower delivers to the Lender a certificate demonstrating a twelve month trailing DSCR in excess of 1.40 for three consecutive quarters, or such earlier date consented to by the Lender, acting in its sole discretion.
5.14    Restoration. If any Project shall sustain a Loss, Borrower shall give prompt notice of such Loss to Lender and shall promptly commence and diligently prosecute to completion the restoration of the applicable Project. Borrower shall pay all costs and expenses of such restoration whether or not such costs and expenses are covered by insurance. In the event of a Loss where no Event of Default has occurred and remains outstanding and no Poor Performance Period exists, Borrower may settle and adjust such claim if it intends to return the Project to substantially the same condition it was before the Loss; in the event of all other Losses, or where Borrower intends to materially modify the Project, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any such adjustments. Notwithstanding any Loss, Borrower shall continue to pay the outstanding principal and interest at the time and in the manner provided for in this Agreement and the other Financing Documents. Borrower shall provide Lender with monthly reports of reasonable detail explaining progress on any restoration efforts until the Loss has been repaired. The agreements set forth in this Section 5.14 shall be subject to and shall not be deemed to modify the Lender’s consent rights set forth in Section 6.03.
5.15    Interconnection Agreements. As soon as commercially reasonable following the Closing Date, the Borrower shall deliver to the Lender true, correct and complete copies of Interconnection Agreement for the Zephyr Wind Project 2.0 and the Interconnection Agreement for the Holcim-Paulding Wind Project, in form and substance as required by applicable law.
ARTICLE VI
NEGATIVE COVENANTS
Each Loan Party covenants and agrees that so long as this Agreement is in effect and any Obligations remain outstanding (other than any contingent indemnity obligations that, by their terms, survive the termination of this Agreement), it shall (unless the Lender otherwise agrees in writing) perform all covenants in this Article VI.
6.01    Liens.
(a)    The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, at any time create, incur, assume or suffer to exist any Lien on any of its assets or property, tangible or intangible (including Equity Interests of any Project Company), now owned or hereafter acquired, or agree to become liable to do so, except for (i) Liens in favor of the Lender; (ii) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement that are not yet due or that are not yet payable or which are being contested in good faith by appropriate proceedings and for which such Loan Party shall maintain adequate reserves with respect thereto on the books of the applicable Person to the extent required in accordance with GAAP; (iii) pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety or appeal bonds, or other pledges or deposits of like nature used in the ordinary course of business; (iv) any materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a Lien shall be perfected, it shall be discharged of record within thirty (30) days thereafter by payment, bond or otherwise); (v) Liens of sellers of goods arising under indebtedness permitted under Section 6.02(b); (vi) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(g); (vii) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry or Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and (viii) Permitted REA Rights (collectively, “Permitted Liens”).
(b)    The OEC LLC Pledgor shall not at any time create, incur, assume or suffer to exist any Lien on any Collateral owned by the OEC LLC Pledgor, or agree to become liable to do so, except for Permitted Liens.
6.02    Indebtedness. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, at any time, create, incur, assume or suffer to exist any Indebtedness or guaranty, endorse or become contingently liable for any Indebtedness of any other Person, except: (a) Indebtedness under this Agreement or any other Financing Document; (b) accounts payable to the extent not past due for more than 90 days, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business; (c) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business; and (d) unsecured Indebtedness of a Project Company to the Borrower in connection with Permitted Project Payments.
6.03    Changes; Modifications of Material Project Documents. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to (a) enter into any Additional Project Document, (b) cause any termination (except in accordance with its terms), or amend or waive the material terms and conditions of any Material Project Document (including without limitation the granting of any material waiver or consent thereunder), or (c) otherwise materially modify any Project in a manner that would reasonably be expected to materially and negatively impact the Lender or any Project. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, enter into any agreement or arrangement to lease (or any other similar arrangement) or purchase any real property, except pursuant to the Real Property Documents.
6.04    Restricted Payments. The Borrower shall not declare, make, pay or agree, become or remain liable to make or pay, any dividends or make any distribution (whether in cash, property, securities or otherwise) on account of or in respect of any Equity Interests of the Borrower or on account of the purchase, redemption, retirement or acquisition of any Equity Interests (or warrants, options or rights for any such Equity Interests) of the Borrower, unless (a) no Default or Event of Default shall exist, (b) the Borrower is not in a Poor Performance Period, (c) the Debt Service Reserve exceeds the Debt Service Reserve Minimum and the Operating Reserve exceeds the Operating Reserve Minimum, and (d) the Lender shall have received a Payment Date Certificate, confirming that each of the conditions set forth in clauses (a) through (c) has been satisfied (the conditions in clauses (a) through (d), the “Restricted Payment Conditions”).
6.05    Restrictions on Project Company Distributions. Neither Loan Party shall cause or permit or otherwise cause or suffer to exist or become effective any contractual encumbrance or restriction of any kind (other than pursuant to this Agreement and the TIBE Operating Agreements) on the ability of any Project Company to (i) pay dividends or make any other distributions on any of such Project Company’s Equity Interests owned by the Borrower or (ii) repay or prepay any Indebtedness owed by such Project Company to the Borrower.
6.06    Nature of Business. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, directly or indirectly, engage in any business other than businesses of the type conducted by such Person on the Closing Date.
6.07    Mergers and Consolidations; Acquisitions; Disposition of Assets. (a) No Loan Party shall liquidate, dissolve, merge or consolidate with any Person; (b) the Borrower shall not (except pursuant to a TIBE Buy-Out) and the Loan Parties shall not cause or permit any Project Company to make acquisitions of all or a substantial part of the property or assets of any Person; and (c) the Borrower shall not, and no Loan Party shall cause or permit any Project Company to, voluntarily convey, sell, lease, transfer or otherwise dispose of, or grant any Person an option to acquire, or sell and leaseback, in one transaction or a series of transactions, any assets in excess of $100,000 per year (when taken together with all other conveyances, sales, leases, transfers or other disposals of all such Persons) except: (i) sales or other dispositions of assets no longer used or useful in such Person’s business in the ordinary course of the Borrower’s business and that would not reasonably be expected to result in a Material Adverse Effect, (ii) sales or other dispositions in the ordinary course of operating the Projects as contemplated in the Material Project Documents (including sales of electricity), (iii) sales, transfers, or other dispositions of Permitted Investments, and (iv) replacement of assets with other assets of substantially similar or greater quality and value.
6.08    Modification of Organizational Documents. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, amend, modify, supplement or terminate any of its organizational documents or any provision thereof or grant any waiver or consent thereunder, in each case in any manner that would reasonably be expected to be materially adverse to the Lender. The Borrower shall not amend or modify Section 4.4 of its limited liability company agreement without the consent of the Lender.
6.09    Restrictive Agreements. The Borrower shall not enter into or permit to exist any material agreement (other than this Agreement) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property; or (b) requires the grant of a Lien to secure an obligation of the Borrower if a Lien is granted to secure another obligation of the Borrower.
6.10    Employees; ERISA. Neither the Borrower nor any Project Company shall have any employees or maintain, contribute to, or become obligated to contribute to any Plans subject to ERISA.
6.11    Expenditures.
(a)    The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, incur any expenditure beyond those reasonably required for the operation and maintenance of any Projects in accordance with Prudent Wind Industry Practices (including payments for operations and maintenance, tax payments, insurance payments, payments under the TIBE Operating Agreements, and general and administrative expenses) or otherwise required or permitted under this Agreement.
(b)    The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, incur expenditures in any fiscal year in excess of the projected expenditures set forth in the Operating Budget for such fiscal year (as delivered and, if applicable, as approved, pursuant to Section 5.01(f)), except for expenditures (i) that do not cause total expenditures for a fiscal year to exceed by more than 20% the aggregate value of expenditures in the Operating Budget for that fiscal year or (ii) for unscheduled maintenance or casualties not exceeding $30,000 in the aggregate for that fiscal year or as permitted under Section 5.14.
(c)    The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, make any Investments other than Permitted Investments.
6.12    Transactions with Affiliates. Except for transactions under the Material Project Documents and the transactions listed on Schedule 3.19, the Borrower shall not, and neither Loan

Party shall cause or permit any Project Company to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than transactions that are on fair and reasonable terms substantially as favorable to the Project Company as would be obtainable by the Project Company at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and not exceeding $20,000 in the aggregate in any fiscal year for any Project (provided that Affiliate transactions for the transfer of equipment or spare parts at cost shall not be subject to or counted toward such cap). All transactions with Affiliates related to the Projects or the Borrower shall be disclosed to the Lender in the Technical Compliance Certificate delivered pursuant to Section 5.01(c)(ii).
6.13    Accounting Changes; Fiscal Year. The Borrower shall not, and neither Loan Party shall cause or permit any Project Company to, make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.
6.14    Sanctions; Anti-Corruption Use of Proceeds. Neither Loan Party shall, or shall cause or permit any Project Company to, directly or indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other anti-corruption law applicable to such Loan Party, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person.
6.15    Accounts. The Borrower shall not open or maintain any bank accounts other than the Secured Accounts.
ARTICLE VII
DEFAULTS AND REMEDIES
7.01    Events of Default. The occurrence of one or more of the following events shall constitute an Event of Default hereunder:
(a)    Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of the Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date; or (ii) any interest or any fee or any other amount due hereunder within three Business Days after the date due; or
(b)    Security. Any Security Document shall for any reason (other than pursuant to the terms thereof or as a direct result of the action or inaction of the Lender or satisfaction in full of the Obligations) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any or all of the Collateral purported to be covered thereby; or
(c)    Breach of Covenants. Any Loan Party shall default in the performance or observance of Section 5.03 (solely with respect to a Loan Party’s existence) or Article VI; or
(d)    Breach of Financing Documents.

(i)    Any Credit Party shall default in the performance or observance of this Agreement or any other Financing Document to which it is a party (not constituting an Event of Default under any other provision of this Section 7.01), and such default shall continue unremedied for 30 days after the earlier of (x) the Borrower’s or such Credit Party’s Knowledge of such default and (y) the Borrower’s or such Credit Party’s receipt of notice from Lender of such default; provided that if such failure is not capable of remedy within such 30-day period, such 30- day period shall be extended to a total period of 90 days so long as (A) such default is subject to cure, (B) such Credit Party is diligently pursuing a cure and (C) such additional cure period would not reasonably be expected to result in a Material Adverse Effect; or
(ii)    Any provision of any Financing Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect (other than as the result of an act or omission of Lender); or any Credit Party contests the validity or enforceability of any provision of any Financing Document; or any Credit Party purports to revoke, terminate or rescind any provision of any Financing Document; or
(e)    Breach of Representations, Etc. Any representation, warranty, certification or other statement of fact made or deemed made by any Credit Party in this Agreement or any other Financing Document or in any statement or certificate at any time given by such Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, such Credit Party cures such misstatement (and any effect thereof) within 30 days of becoming aware thereof; or
(f)    Cross-Default; Cross-Acceleration.
(i)    Borrower or any Project Company shall (A) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money having an aggregate principal amount of more than $100,000 beyond any period of grace with respect to the payment or, if any such obligation (or set of related obligations) is or are payable or repayable on demand, fail to pay or repay such obligation or obligations when demanded, or (B) unless waived by Lender, default in the observance of any other covenant, term or condition contained in any agreement or instrument by which any such obligation for borrowed money having an aggregate principal amount of more than $100,000 (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or permit, after any applicable cure period, the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; provided, however, that this section shall not apply to (x) Indebtedness under the Financing Documents, or (y) default or indebtedness which Borrower is disputing in good faith and for which Borrower has set aside appropriate reserves in accordance with GAAP; or
(ii)    (A) All or part of the obligations under the Sponsor Note Purchase Agreements shall have become due before their otherwise stated maturity; (B) OEE Buyer or any successor or assignee thereof shall cease forbearing on its remedies under any Sponsor Note Purchase Agreement or related financing document (as a result of a “Termination Event”, as defined in any Forbearance Agreement, or otherwise); (C) at any time the obligations under any Sponsor Note Purchase Agreement remain outstanding, OEE Buyer or any successor or assignee thereof shall fail to enter into a replacement of the Forbearance Agreement (or extend the term of the Forbearance Agreement) prior to the termination of the Forbearance Agreement (or the applicable replacement thereof) on substantially similar terms to the Forbearance Agreement (or such other terms as the Lender may consent to, such consent not to be unreasonably withheld, delayed or conditioned); or (D) OEE Buyer or any successor or assignee thereof shall assign its interests under any Sponsor Note Purchase Agreement to (x) any Person not under common Control with the Sponsor or (y) any Person that has not executed a forbearance agreement on substantially similar terms to the Forbearance Agreement (or such other terms as the Lender may consent to, such consent not to be unreasonably withheld, delayed or conditioned); or
(g)    Judgments. There shall have been entered against the Borrower or any Project Company or any of their respective properties one or more final judgments for the payment of money in excess of $100,000 (to the extent not covered by independent indemnities of third parties or third-party insurance as to which the insurer does not dispute coverage), individually or in the aggregate, and either (x) unless stayed pursuant to an appeal, such judgment or judgments shall have remained undischarged for a period of 30 days (or the Borrower or such Project Company has not obtained an indemnity against on terms and conditions satisfactory to the Lender in its reasonable discretion) and there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (y) enforcement proceedings shall have been commenced by any creditor upon any judgment or judgments; or
(h)    Material Project Document Defaults.
(i)    Any default by the Borrower or any Project Company occurs under any Material Project Document that (x) terminates or permits any party thereto to terminate such Material Project Document, and (y) such event could reasonably be expected to result in a Material Adverse Effect, and such default is not waived by such party or cured within 30 days after such termination or right to terminate arises;
(ii)    Any material default by a party other than the Borrower or a Project Company occurs under any Material Project Document, and (x) the Borrower is unable to replace such Material Project Document and/or such party with another reasonably acceptable to Lender within 30 days after the earlier to occur of (A) the Borrower’s Knowledge of such default or (B) notice from Lender to the Borrower of such default and (y) such inability would reasonably be expected to result in a Material Adverse Effect; or
(iii)    Any Material Project Document or any material provision thereof shall become void or of no further force or effect (other than an expiration of a Material Project Document in accordance with its terms), and such event would reasonably be expected to result in a Material Adverse Effect, or any party to any Material Project Document shall deny that it has any further liability or obligation under such Material Project Document and such liability or obligation (x) is not performed by another party reasonably acceptable to Lender within a 30-day period after the earlier to occur of (A) the Borrower’s Knowledge of such denial or (B) notice from

Lender to the Borrower of such denial and (y) would reasonably be expected to result in a Material Adverse Effect; or
(i)    TIBE Operating Agreement Default. Any Project Company shall be in default under any TIBE Operating Agreement, and such default is not cured within the shorter of (i) the cure period under such TIBE Operating Agreement and (ii) 30 days after receipt of written notice thereof; or
(j)    Insolvency.
(i)    A proceeding shall be instituted in respect of any Loan Party or Project Company:
(A)    seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereinafter in effect which shall not have been dismissed or stayed within 60 days after such proceedings were instituted, or an order, order for relief, judgment or decree in respect thereof shall be entered; or
(B)    seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Person or for all or any substantial part of its property which shall not have been dismissed or stayed within 60 days after such proceedings were instituted; or
(ii)    Any Loan Party or Project Company shall not be Solvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (i)(A) above or shall consent to any order for relief, declaration, finding or relief described in clause (i)(A) above, shall institute a proceeding described in clause (i)(B) above or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or
(k)    Change of Control. A Change of Control shall have occurred; or
(l)    Event of Abandonment. An Event of Abandonment shall have occurred; or
(m)    Event of Loss. A Loss for which there is either no insurance coverage or for which the insurance carrier has denied liability, and Borrower has not commenced the repaired or replaced such Project or such portion thereof, within sixty (60) days after the occurrence of such event. A repair shall be considered to have been commenced when the Borrower has prepared a written repair plan in accordance with Prudent Wind Industry Practices and has, to the extent commercially reasonable, begun to execute that written repair plan. Borrower shall provide Lender with monthly reports of reasonable detail explaining progress on any restoration efforts until the Loss has been repaired.
7.02    Remedies. Upon the occurrence and during the continuation of any one or more of the Events of Default, at the Lender’s option, the Term Loan and all sums then or thereafter due under any and all of the Financing Documents shall thereupon become immediately due and payable. Without limitation of the foregoing, upon the occurrence of an Event of Default described in Section 7.01(j), the Term Loan and all other Obligations shall immediately and automatically become due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Financing Document to the contrary notwithstanding. Upon the occurrence of an Event of Default continuing beyond any applicable cure period, and during its continuation, Lender may bring suit against Borrower to collect the Obligations and enforce any or all of its rights hereunder or under any other Financing Documents as applicable, or at law or in equity. If any Loan Party fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligations, the Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of the Borrower, and to the extent permitted by law and at the option of the Lender, all monies so paid by the Lender on behalf of such Loan Party shall be deemed Obligations. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.
7.03    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, all payments received on account of the Obligations shall be applied by the Lender as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Lender in its capacity as such;
(ii)    second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan;
(iv)    third, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan; and
(v)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower.
ARTICLE VIII
MISCELLANEOUS
8.01    Notices. Notices may be given by first-class mail, facsimile transmission, commercial courier service, e-mail any other manner to which the parties hereto may separately agree. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt; provided that notices transmitted by facsimile, e-mail or other electronic transmission will be effective when sent, upon confirmation of receipt received by the sender (except that, if not given during normal business hours on a Business Day, shall be deemed to have been given at the opening of business on the next Business Day). Regardless of the manner in which provided, such notices may be sent to a party’s address set forth below or to such other address as any party may give to the other for such purpose in accordance with this Section 8.01:
To the Borrower or the OEC LLC Pledgor:
12385 Township Rd 215
Findlay, OH 45840
Attention: Jereme Kent
contracts@oneenergyllc.com
With a copy to (which shall not constitute notice):
Duane Morris LLP
1330 Post Oak Boulevard
Suite 800
Houston, Texas 77054
Attention: [***]
[***]
To the Lender:
RC4 OE Wind LLC
c/o Rosemawr Management LLC
810 Seventh Ave, Flr 27
New York, NY 10019
Attn: [***]
[***]
With a copy (in the case of notices, reports, certificates and other documents delivered under Section 5.01) to:
RC4 OE Wind LLC
c/o Rosemawr Management LLC
810 Seventh Ave, Flr 27
New York, NY 10019
Attn: [***]
[***]
8.02    Expenses. The Borrower agrees to pay or cause to be paid and to save the Lender harmless against liability for the payment of all reasonable and documented out-of-pocket costs and expenses paid or actually incurred by the Lender in connection with or arising from the administration of the Term Loan, including reasonable and documented fees and expenses of the Lender’s attorneys, independent engineering costs, all lending fees, recording fees and taxes relating thereto and all other expenses paid by the Lender in connection with the administration of the Term Loan. For the avoidance doubt, (a) the Borrower agrees to pay or cause to be paid to Lender the foregoing in connection with any amendments, supplements or revisions to this Agreement, and (b) all such expenses incurred prior to the Closing Date will be subject to the cap set forth in Section 4.01(c).
8.03    Preservation of Rights. No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power. The Lender’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Lender may have under other agreements, at law or in equity.
8.04    Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.
8.05    Amendments. No modification or amendment of this Agreement will be effective unless made in a writing signed by the Borrower and the Lender. No waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.
8.06    Entire Agreement. This Agreement (including the Exhibits and Schedules incorporated by reference) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including but not limited to that certain Term Sheet dated May 13, 2020.
8.07    Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronically in “.pdf.” format (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission or electronically in “.pdf” format shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed in any other acceptable manner.
8.08    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Lender’s prior written consent.
8.09    Indemnity. The Borrower agrees to defend, indemnify, protect and hold harmless each of the Lender, each legal entity, if any, that Controls the Lender and each of their respective

Affiliates, directors, officers, employees, agents, successors and assigns (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities, costs and expenses (including all reasonable out-of-pocket fees and charges of external counsel with whom any Indemnified Party may consult and all reasonable out- of-pocket expenses of litigation and preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any Person or Governmental Authority (including any Person claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Agreement or in the other Financing Documents or the use of the proceeds of the Term Loan, or in connection with any construction, demolition or renovation activities of any Credit Party or Project Company at any Project, including claims arising out of the loss of life, injury to Persons, property or business (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or Governmental Authority, or (c) in connection with any construction, demolition or renovation activities of any Credit Party or Project Company, including with respect to any Project; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities, costs and expenses arising directly from an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section 8.09 shall survive the termination of this Agreement, payment of the Term Loan and assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.
8.10    Assignments and Participations. Subject to Section 8.11, at any time, without any notice to any Person, the Lender may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Lender’s interest in the Term Loan. Following any assignment of part but not all of the Lender’s interest in the Term Loan, all references to the “Lender” hereunder shall refer to the Lender its assignee(s), acting together, unless the Lender and such the assignee(s) otherwise agree and the Lender notifies the Borrower of such agreement. The Borrower hereby authorizes the Lender to provide, without any notice to any Person, any information concerning the Projects, the Credit Parties or the Project Companies, including information pertaining to such Person’s financial condition, business operations or general creditworthiness, to any Person or entity which may succeed to or participate in all or any part of the Lender’s interest in the Term Loan, subject to the agreement of such Person to maintain the confidentiality of such information in substantially the same terms as Section 8.16. notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, no assignment may be made to a Disqualified Assignee.
8.11    First Purchase Right.
(a)    First Purchase Offer. Unless an Event of Default shall have occurred and be continuing, if the Lender proposes to assign the Term Loan to any Person that is not an Affiliate of the Lender (a “Third Party”), the Lender shall first deliver written notice thereof to the Borrower, offering to assign the Term Loan to the Borrower (or any Affiliate of the Borrower, specified by the Borrower) at a designated price at which it intends to sell the Term Loan to a Third Party (the “Call Price”), prior to assigning the Term Loan to a Third Party (the “Offer Notice”). The date that the Offer Notice is received by Borrower shall be the “Offer Notice Date”.

(b)    Offer Acceptance. The Borrower (or any Affiliate of the Borrower, specified by the Borrower) shall have 20 days after the Offer Notice Date (such 20th day, the “Offer Expiration Date”) to offer to purchase all, but not less than all, of the Term Loan at the Call Price, in cash, by delivering a written notice to the Lender stating its bona fide intention to do so (the “Offer Acceptance”).
(c)    Consummation of Purchase. The delivery of an Offer Acceptance under this Section 8.11 shall constitute an irrevocable commitment to purchase the Term Loan for the Call Price and in cash within 14 days of the date of the Offer Acceptance (the “Closing Period”). The Lender and the Borrower (or any Affiliate of the Borrower) shall execute and deliver such instruments and documents and take such actions as may be reasonably necessarily to effectively implement the assignment of the Term Loan.
(d)    Notwithstanding the foregoing, if (i) the Borrower does not deliver an Offer Acceptance with respect to an Offer Notice, in accordance with the terms of this Section 8.11 within 20 days of the Offer Notice Date or (ii) the assignment of the Term Loan is not consummated within the Closing Period (unless such delay was caused by the Lender), then, in either case, the Borrower shall not have a right to purchase any of the Term Loan pursuant to such Offer Notice, and the Lender may assign to a Third Party all, but not less than all, of the Term Loan (A) at a purchase price no lower than the Call Price or (B) at a purchase price lower than the initial Call Price, provided that such lower price shall have been offered to the Borrower in accordance with Section 8.11(a) (and such new offer shall be deemed a new Offer Notice and such new offered price shall be deemed a new Call Price) and that the rest of this Section 8.11 shall apply to such new offer as if it were the initial offer, except that the Offer Expiration Date in respect of such new offer shall be the seventh day following the new Offer Notice Date.
8.12    Governing Law and Jurisdiction. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York. Borrower hereby irrevocably consents to the exclusive jurisdiction of the New York state and federal courts in the borough of Manhattan; provided that nothing contained in this Agreement will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower individually, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction reasonably related to the parties involved in such action, enforcement or exercise. The Lender and Borrower agree that the venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.
8.13    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

8.14    LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF SUCH PERSON FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). EACH PARTY HERETO HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR IS SUSPECTED TO EXIST IN ITS FAVOR.
8.15    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which may be treated as interest on the Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of the Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Obligations and not to the payment of interest, and (ii) if the Term Loan has been or are thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Obligations or the refunding of excess to be a complete settlement and acquittance thereof.
8.16    Confidentiality. Each of the Lender, any assignee or participant, and their respective Affiliates and financial partners shall keep information obtained by it pursuant hereto and the other Financing Documents, whether before or after the Closing Date, confidential in accordance with such Person’s customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and the other Financing Documents and not disclose, without the Borrower’s consent, any such information other than (a) to its Affiliates and to its and its Affiliate’s investors, employees, representatives and agents (including without limitation attorneys, accountants, and consultants) on a need-to- know basis; provided that such Persons are informed of the confidential nature of such information and instructed to keep such information confidential, (b) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 8.16 or (ii) available to the Lender on a non-confidential basis from a source other than any Loan Party; provided that such information was not furnished by a source known by it to be prohibited from disclosing such information by contractual, legal or fiduciary obligation to any Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or any other Governmental Authority purporting to have jurisdiction over it or as reasonably required in connection with any litigation to which such Person is a party, (d) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (e) to any party to any Financing

Document, or (f) disclosures subject to an agreement containing provisions substantially the same as (or more stringent than) those set forth in this Section 8.16.
8.17    Electronic Execution of Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Financing Documents and the transactions contemplated hereby shall be deemed to include electronic signatures, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
8.18    Single Administrative Contact. Each of the Borrower and the Lender shall, by giving notice to the other party in accordance with Section 8.01, appoint a single individual to administer this Agreement. The administrator may be changed at any time by giving notice to the other party in accordance with Section 8.01. The administrator shall be able to accept all reporting required under this Agreement and shall be able to generally serve as a single point of contact for this Agreement.
8.19    Collateral Release; Cooperation. The Lender shall (x) release all Liens on the Collateral promptly after the payment in full of the Obligations (other than contingent indemnity Obligations for which no claim has been made) and (y) release the Lien on any Collateral constituting Equity Interests in a Project Company upon the exercise of a counterparty to a Power Purchase Agreement of any Permitted REA Rights, upon receipt by the Lender of the proceeds of such transaction in accordance with Section 2.02(b). In the event any counterparty to a Power Purchase Agreement seeks to exercise any Permitted REA Right, Lender will cooperate reasonably with the Loan Parties (at the sole cost and expense of the Loan Parties) in the Loan Parties’ execution of any transaction to comply with any Permitted REA Right.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its duly authorized officers as of the day and year first above written.

BORROWER:

OECC FLEET ALPHA LLC,
a Delaware limited liability company

By:	/s/ Jereme Kent
	Name:	Jereme Kent
	Title:	CEO
[Signature Page to OECC Fleet Alpha LLC Term Loan Agreement]

OEC LLC PLEDGOR:

ONE ENERGY CAPITAL LLC,
an Ohio limited liability company

By:	/s/ Jereme Kent
	Name:	Jereme Kent
	Title:	CEO
[Signature Page to OECC Fleet Alpha LLC Term Loan Agreement]

LENDER:

RC4 OE WIND LLC,
a Delaware limited liability company

By:	/s/ Gregory Shlionsky
Name: Gregory Shlionsky
	Title:	General Partner of Rosemawr Capital Management LP, the Managing Member of Rosemawr Management LLC
[Signature Page to OECC Fleet Alpha LLC Term Loan Agreement]

Execution Version
AMENDMENT NO. 1 TO TERM LOAN AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”), dated as of June 25, 2021, is by and among OECC FLEET ALPHA LLC (the “Borrower”), ONE ENERGY CAPITAL LLC, an Ohio limited liability company (the “OEC LLC Pledgor”) and RC4 OE WIND LLC, a Delaware limited liability company (the “Lender”, and together with the Borrower and the OEC LLC Pledgor, the “Parties”).
RECITALS
WHEREAS, the Parties are party to the Term Loan Agreement, dated as of September 9, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender and has agreed to make a term loan available to the Borrower;
WHEREAS, the Borrower requested to increase the principal of the Term Loan under the Loan Agreement;
WHEREAS, pursuant to Section 8.05 (Amendments) of the Loan Agreement, no provision of the Loan Agreement may be amended unless in writing by the Borrower and the Lender;
NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
1.    Defined Terms; Interpretation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement. Section 1.03 (Interpretation) of the Loan Agreement is hereby incorporated by reference herein, mutatis mutandis.
2.    Amendments to the Loan Agreement.
(a)    Annex I (Amortization Schedule) of the Loan Agreement is hereby amended and restated in its entirety by the new Annex I (Amortization Schedule) attached hereto as Exhibit 1.
(b)    A new Exhibit A-1 (Form of Upsize Advance Notice of Borrowing) is hereby added to the Loan Agreement, in the form of Exhibit 2 hereto.
(c)    The following definitions are hereby added to Section 1.01 (Definitions) of the Loan Agreement, in the appropriate alphabetical order:
“Closing Date Term Loan Commitment” means the obligation of the Lender to make an Advance of the Term Loan to the Borrower on the Closing Date pursuant to the terms and subject to the conditions set forth in this Agreement in an aggregate principal amount of $11,500,000.
“First Amendment” means that certain Amendment No. 1 to the Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the OEC LLC Pledgor and the Lender.

“First Amendment Effective Date” means June 25, 2021.
“Original Advance” has the meaning set forth in Section 2.01(a).
“Upsize Advance” means an advance of Term Loan proceeds in an amount up to the Upsize Commitment.
“Upsize Commitment” means the obligation of the Lender to make an Advance of the Term Loan to the Borrower pursuant to the terms and subject to the conditions set forth in this Agreement (including the satisfaction or waiver of the conditions set forth in Section 4.02) in an aggregate principal amount of $2,000,000.
“Upsize Prepayment” means a prepayment made pursuant to Section 2.02(e)(ii).
(d)    In Section 1.01 (Definitions) of the Loan Agreement, the definition of “Advance” is hereby amended and restated in its entirety as follows:
“Advance” means each of the Original Advance and the Upsize Advance.
(e)    In Section 1.01 (Definitions) of the Loan Agreement, the definition of “Term Loan” is hereby amended and restated in its entirety as follows:
“Term Loan” means the term loan made, in one or more Advances, by the Lender to the Borrower pursuant to this Agreement in an amount up to the Term Loan Commitment.
(f)    In Section 1.01 (Definitions) of the Loan Agreement, the definition of “Term Loan Commitment” is hereby amended and restated in its entirety as follows:
“Term Loan Commitment” means the Original Term Loan Commitment and the Upsize Commitment.
(g)    In Section 2.01(a) (Advance of Term Loan) of the Loan Agreement, each reference to the term “Advance” is hereby replaced with a reference to the term “Original Advance”.
(h)    Section 2.02(b) (Use of Proceeds) of the Loan Agreement is hereby amended by (i) replacing the reference to the term “Advance” with a reference to the term “Original Advance” and (ii) adding a second sentence, which shall read as follows:
Proceeds of the Upsize Advance shall be used (i) to pay costs and expenses of the Loan Parties and Lender related to the Upsize Advance, (ii) to fund the Reserve Account (if necessary), and (iii) to make distributions.
(i)    In Section 2.02(d) (Notice of Borrowing) of the Loan Agreement, the words “the Advance” are hereby replaced in each instance with “each Advance”, and the reference to “Exhibit A” is hereby replaced with a reference to “Exhibit A or Exhibit A-1, as applicable”.
2

(j)    Section 2.02(e) (Prepayments) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(e)    The Borrower may, at any time or from time to time, voluntarily prepay the Principal Amount at its option, provided that:
(i)    except as provided in clause (ii) below, any such optional prepayment made on or prior to the tenth anniversary of the Closing Date shall be made together with a prepayment premium equal to the present value of the amount of interest that would have been paid on the principal amount being so prepaid for the period from and including the date of such prepayment to and including the tenth anniversary of the Closing Date, as calculated using a discount rate equal to the Treasury Rate as of such prepayment date plus 200 basis points. Any voluntary prepayments made by the Borrower from and after the tenth anniversary of the Closing Date may be made without premium or penalty; and
(ii)    any prepayments of the principal (x) made prior to the second anniversary of the First Amendment Effective Date and (y) corresponding (in the aggregate) to an amount up to the amount of the Upsize Advance shall be made together with a prepayment premium equal to 50% such prepayment.
(k)    Section 2.02(f) (Prepayments) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(f)    All voluntary prepayments of the Term Loan made pursuant to Section 2.02(e)(i) shall be applied to the Scheduled Principal Payment Amounts in the inverse order of maturity. Voluntary prepayments shall be accompanied by accrued interest to the extent required by Section 2.03. Mandatory prepayments of the Term Loan under Sections 2.02(a) through (d) and voluntary prepayments of the Term Loan under Section 2.02(e)(ii) shall be applied ratably to the remaining Scheduled Principal Payment Amounts and the Lender shall amortize the remaining principal and associated interest over the remaining term and shall provide an updated Annex I to this Agreement.
(l)    Section 2.03(a) (Interest on Term Loan; Interest Payments; Default Rate; Upfront Fee) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(a)    The Borrower shall pay interest on the Term Loan at a rate per annum equal to 6.85%; provided that (A) subject to clause (B) below, on and after the borrowing of the Upsize Advance, the Borrower shall pay interest on the Term Loan at a rate per annum equal to 8.00%, and (B) if the Borrower makes Upsize Prepayment(s) in an aggregate amount equal to the Upsize Advance prior to the second anniversary of the First Amendment Effective Date, on and after the date the aggregate of such Upsize Prepayment(s) equals the amount of the Upsize Advance, the Borrower shall pay interest on the Term Loan at a rate per annum equal to 6.85%. Interest
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on the Term Loan shall accrue from and including the date each Advance is made to but excluding the date of any repayment thereof. Interest shall be payable on each Payment Date and in full on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) below shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(m)    In Section 2.06 (Termination of Commitment) of the Loan Agreement, (i) the words “Term Loan Commitment” are hereby replaced with the words “Original Term Loan Commitment” and the word “Advance” is hereby replaced with the words “the Original Advance” and (ii) the following sentence is hereby added at the end of the existing sentence: “The Upsize Commitment shall automatically terminate immediately on the Lender’s Payment of the Upsize Advance”.
(n)    In Section 3.11 (Representations and Warranties; ERISA) of the Loan Agreement, the words “the Advance is not made” are hereby replaced with the words “no Advance is made” and the words “the making of the Advance” are hereby replaced with the words “the making of any Advance”.
(o)    In Section 4.01 (Conditions Precedent; Conditions for Closing and Advance) of the Loan Agreement, each reference to the “Advance” is hereby replaced with a reference to the “Original Advance”.
(p)    A new Section 4.02 is hereby added to the Loan Agreement, which shall read as follows:
4.02    Conditions to Upsize Advance. The Upsize Advance shall not occur until each of the following conditions has been met and each of the following conditions has been met, to the reasonable satisfaction of the Lender (unless otherwise waived by the Lender in writing):
(a)    First Amendment Documents. The Lender shall have received the following documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender:
(i)    the First Amendment;
(ii)    a Term Loan Note;
(iii)    the warrant for the Lender to purchase certain class A units in the Sponsor, dated as of the First Amendment Effective Date; and
(iv)    the letter agreement by and between the Sponsor and the Lender, dated as of the First Amendment Effective Date and pertaining to a right of first offer and a Borrower sale payment.
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(b)    Notice of Borrowing. The Lender shall have received a Notice of Borrowing, duly executed by the Borrower and in accordance with Section 2.01(d).
(c)    Representations and Warranties. The representations and warranties of the Loan Parties contained in Article III shall be true and correct on and as of the First Amendment Effective Date and the date of the Upsize Advance (or, if any such representation and warranty is stated to have been made as of a specific date, as of such specific date).
(d)    Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
(e)    Absence of Default. No Default or Event of Default shall have occurred and be continuing.
(f)    Fees; Expenses. The Borrower shall have paid (or made satisfactory arrangements to pay) all reimbursable costs and expenses pursuant to the Financing Documents and the agreements described in clause (a) above, including without limitation all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender), to the extent invoiced prior to the date the Notice of Borrowing is delivered, all of which may be paid out of the proceeds of the First Upsize Advance.
(q)    The following proviso is hereby added to the end of Section 6.04 (Restricted Payments) of the Loan Agreement:
; provided that any distribution made on the date of an Advance with the proceeds of such Advance pursuant to a funds flow memorandum satisfactory to the Lender shall not be subject to the Restricted Payment Conditions.
3.    Representations and Warranties. Each of the Loan Parties hereby makes, for the benefit of the Lender, each of the representations and warranties referred to in Section 4.02(c) of the Loan Agreement (as amended by this Amendment).
4.    Miscellaneous.
(a)    Financing Document. This Amendment constitutes a Financing Document as such term is defined in, and for purposes of, the Loan Agreement.
(b)    Effect of this Amendment.
(i)    This Amendment shall be construed as an amendment in respect of the Loan Agreement and shall be administered and applied in accordance with the terms and provisions thereof.
(ii)    Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Loan Agreement and the other Financing Documents remain in full force and effect and are hereby ratified and confirmed.
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(iii)    The amendments set forth herein are limited strictly to their terms, and shall not operate as an amendment, consent or waiver of any other right, power or remedy of the Lender under the Loan Agreement or any other Financing Document or constitute an amendment, consent or waiver of any other provision of the Loan Agreement or any other Financing Document.
(iv)    Each of the Financing Documents, including the Loan Agreement and any and all other agreements, documents or instruments executed or delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference in such Financing Documents to the Loan Agreement, whether direct or indirect, shall mean a reference to the such agreements as modified hereby.
(v)    As used in the Loan Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereafter”, “hereto”, “hereof”, and words of similar import, shall, unless the context otherwise requires, mean the Loan Agreement, as amended by this Amendment.
(vi)    The Lender expressly reserves all of its rights, remedies and privileges against the Loan Parties or otherwise under the Financing Documents, at law, in equity or otherwise by reason of any Default, Event of Default or otherwise. This Amendment is not (and is not intended to be) a waiver of any such rights, remedies or privileges. The Lender specifically reserve the right not to grant consents or waivers, or agree to amendments, in the future, and the fact that consents and waivers have been given, and amendments have been agreed to, in the past has no bearing on the right not to grant consents or waivers, or agree to amendments, in the future.
(c)    Incorporation by Reference. Sections 8.01 (Notices), 8.07 (Counterparts), 8.08 (Successors and Assignees), 8.12 (Governing Law and Jurisdiction), 8.13 (WAIVER OF JURY TRIAL), 8.14 (LIMITATION OF LIABILITY), 8.16 (Confidentiality) and 8.17 (Electronic Execution of Documents) of the Loan Agreement are hereby incorporated by reference herein, mutatis mutandis.
[Signature pages follow.]
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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers or representatives as of the date first above written.

OECC FLEET ALPHA LLC,
as Borrower

By:	/s/ Jereme Kent
	Name:	Jereme Kent
	Title:	CEO
[Signature Page to OECC Fleet Alpha Loan Agreement No. 1]

ONE ENERGY CAPITAL LLC,
as OEC Pledgor

By:	/s/ Jereme Kent
	Name:	Jereme Kent
	Title:	CEO
[Signature Page to OECC Fleet Alpha Loan Agreement No. 1]

RC4 OE WIND LLC,
as Lender

By:	/s/ Gregory Shlionsky
Name: Gregory Shlionsky
Title: Managing Member
[Signature Page to OECC Fleet Alpha Loan Agreement No. 1]

Execution Version
AMENDMENT NO. 2 TO TERM LOAN AGREEMENT
AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT
This AMENDMENT NO. 2 TO LOAN AGREEMENT AND AMENDMENT TO PLEDGE AND SECURITY AGREEMENT (this “Amendment”), dated as of December 7, 2021, is by and among OECC FLEET ALPHA LLC, a Delaware limited liability company (the “Borrower”), ONE ENERGY CAPITAL LLC, an Ohio limited liability company (the “OEC LLC Pledgor”) and RC4 OE WIND LLC, a Delaware limited liability company (the “Lender”, and together with the Borrower and the OEC LLC Pledgor, the “Parties”).
RECITALS
WHEREAS, the Parties are party to the Term Loan Agreement, dated as of September 9, 2020 as amended by Amendment No. 1 to Term Loan Agreement, dated as of June 25, 2021, by and between the Borrower, the OEC LLC Pledgor, and the Lender (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender and has agreed to make a term loan available to the Borrower;
WHEREAS, the Borrower and the Lender are party to the Pledge and Security Agreement, dated as of September 9, 2020 (amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”);
WHEREAS, the Borrower requested to increase the principal of the Term Loan under the Loan Agreement;
WHEREAS, in connection the such additional Term Loan, the Borrower is granting additional security to the Lender under the Security Agreement;
WHEREAS, pursuant to Section 8.05 (Amendments) of the Loan Agreement and Section 14 (Amendments) of the Security Agreement, no provision of the Loan Agreement or Security Agreement, as applicable, may be amended unless in writing by the Borrower and the Lender;
NOW, THEREFORE, the Parties, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:
1.    Defined Terms; Interpretation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement. Section 1.03 (Interpretation) of the Loan Agreement is hereby incorporated by reference herein, mutatis mutandis.
2.    Amendments to the Loan Agreement.
(a)    Annex I (Amortization Schedule) of the Loan Agreement is hereby amended and restated in its entirety by the new Annex I (Amortization Schedule) attached hereto as Exhibit 1.

(b)    Schedule I (Project Company Equity Interests) is hereby amended and restated in its entirety by the new Schedule I (Project Company Equity Interests) attached hereto as Exhibit 2.
(c)    A new Exhibit A-2 (Form of 2nd Upsize Advance Notice of Borrowing) is hereby added to the Loan Agreement, in the form of Exhibit 3 hereto.
(d)    The first recital to the Loan Agreement is hereby amended and restated in its entirety as follows:
“WHEREAS, the Borrower owns the Equity Interests in the Zephyr Wind Project Company, the Zephyr Wind Project 2.0 Project Company, the Whirlpool Corporation-Marion Wind Farm Project Company, the Whirlpool Corporation- Ottawa Wind Farm Project Company, the Valfilm Wind Project Company, the Whirlpool Corporation-Greenville Wind Farm Project Company, the Holcim- Paulding Wind Project Company, and the Project 33 Project Company (collectively, the “Project Companies”) set forth on Schedule I;”
(e)    The following definitions are hereby added to Section 1.01 (Definitions) of the Loan Agreement, in the appropriate alphabetical order:
“2nd Upsize Advance” means one or more advances of Term Loan proceeds in an amount up to the 2nd Upsize Commitment.
“2nd Upsize Commitment” means the obligation of the Lender to make an Advance of the Term Loan to the Borrower pursuant to the terms and subject to the conditions set forth in this Agreement (including the satisfaction or waiver of the conditions set forth in Section 4.03) in an aggregate principal amount of $3,000,000.
“2nd Upsize Prepayment” means a prepayment made pursuant to Section 2.02(e)(iii).
“Actual Debt Service” means, for any period, an amount equal to all scheduled Principal Payment Amounts due during such period on the Term Loan and any interest (including at the Default Rate, when applicable) accrued during such period with respect to the Term Loan.
“Actual DSCR” means, for any period, the ratio of (a) (i) amounts deposited in the Operating Account during such period pursuant to Section 5.12(a)(i) less (ii) operating costs paid during such period pursuant to Section 5.12(a)(ii)(A) for such period, to (b) Actual Debt Service for such period.
“Initial Size Debt Service” means, for any period, an amount equal to all scheduled Principal Payment Amounts due during such period solely on the Term Loan made in connection with the Original Term Loan Commitment (and, after the Project 33 COD Date, the 2nd Upsize Commitment) and any interest (including at
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the Default Rate, when applicable) accrued during such period with respect to such Term Loan.
“Initial Size DSCR” means, for any period, the ratio of (a) (i) amounts deposited in the Operating Account during such period pursuant to Section 5.12(a)(i) less (ii) operating costs paid during such period pursuant to Section 5.12(a)(ii)(A) for such period, to (b) Initial Size Debt Service for such period. For Project 33’s first year of operation after the Project 33 COD Date, forecasted revenue shall be used when necessary for this calculation and actual production data is not yet available. One-time financing expenses directly related to the execution of the Loan Agreement, or an amendment thereto, shall not be considered operating costs for the purposes of calculating the Initial Size DSCR.
“Project 33” means the Martin Marietta Magnesia Project, a proposed 4.5 MW wind power project to be constructed on a site owned by Martin Marietta Magnesia Specialties, LLC in Woodville, Ohio or another wind power project approved by the Lender.
“Project 33 COD Date” means, the date on which (a) Project 33 becomes operational and has begun to produce and bill for electricity under the Project 33 Renewable Energy Agreement, (b) the Lender has received the executed and recorded Project 33 Real Property Documents, and (c) the Lender has received the fully executed Project 33 Interconnection Agreement.
“Project 33 Collateral” means three complete Goldwind wind turbines already in the care, custody, and control of the Borrower, complete with Nacelle, Hub, three 87-meter rotor blades, generator, converter, and a four-section 78-meter steel tower. The Project 33 Collateral is further described by serial number in Exhibit 4.
“Project 33 Effective Date” means, the date on which each of the following conditions has been met to the reasonable satisfaction of the Lender (unless otherwise waived by the Lender in writing):
(a)    the Lender has received the following documents, duly executed by the parties thereto, each in form and substance satisfactory to the Lender: (A) the Project 33 EPC Contract, (B) the Project 33 Renewable Energy Agreement, (C) the Project 33 ESSA, and (D) the Project 33 SMA;
(b)    the Lender has received evidence that the Project 33 Collateral has been assigned by the Borrower to the Project 33 Project Company;
(c)    the Borrower has confirmed to the Lender in writing that the Project 33 Project Company has physically mobilized construction equipment and staff to the site to begin work under the Project 33 EPC Contract;
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(d)    the project has all permits necessary to begin on-site physical work and notices such in writing to the Lender;
(e)    the Lender has received an update to the Closing Date Model satisfactory to the Lender projecting the operating results and cash flows for the Borrower and the Projects over a period ending no sooner than the Maturity Date and showing an Initial Size DSCR of at least 2.0 through the Maturity Date under an aggregate annual energy production level of the Projects that has a probability of exceedance of 50% over a one-year period of time, according to the wind production forecasts reasonably agreed between the Borrower and the Lender; and
(f)    the Lender has received copies of certificates of insurance demonstrating the Borrower’s compliance with Section 5.04 with respect of Project 33.
“Project 33 EPC Contract” means, with respect to Project 33, the Engineering, Procurement, and Construction Services Agreement to be entered into between the Project 33 Project Company and OES LLC, in form and substance satisfactory to the Lender; provided that upon its execution, the Project 33 EPC Contract shall be considered an EPC Contract for all purposes hereunder.
“Project 33 ESSA” means, with respect to Project 33, that certain Equipment Supply and Support Agreement, to be entered into, by and between the Vendor and Project 33 Project Company in form and substance as provided during due diligence or other form satisfactory to the Lender; provided that upon its execution, the Project 33 ESSA shall be considered an ESSA for all purposes hereunder.
“Project 33 Interconnection Agreement” means, with respect to Project 33, that certain Interconnection Agreement, to be entered into, by and between the Ohio Power Company and Project 33 in form and substance satisfactory to the Lender; provided that upon its execution, the Project 33 Interconnection Agreement shall be considered an Interconnection Agreement for all purposes hereunder.
“Project 33 Operating Agreement” means that certain Limited Liability Company Agreement of the Project 33 Project Company, dated as of December 1, 2021, by and among the Project 33 Project Company and the Borrower; provided that upon its execution, the Project 33 Operating Agreement shall be considered a Material Project Document for all purposes hereunder.
“Project 33 Project Company” means OEE XXXIII LLC, a Delaware limited liability company which will construct, own, and operate Project 33.
“Project 33 Real Property Documents” means, with respect to Project 33 the Real Property Documents required for the construction and operation of Project 33 in form and substance satisfactory to the Lender; provided that upon their execution, the Project 33 Real Property Documents shall be considered Real Property Documents for all purposes hereunder.
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“Project 33 Renewable Energy Agreement” means, with respect to Project 33, the Renewable Energy Agreement to be entered into between the Project 33 Project Company and the applicable offtaker, in form and substance satisfactory to the Lender; provided that upon its execution, the Project 33 Renewable Energy Agreement shall be considered a Power Purchase Agreement for all purposes hereunder.
“Project 33 SMA” means, with respect to Project 33, that certain Service and Maintenance Agreement, to be entered into, by and between Project 33 Project Company and the Vendor in form and substance as provided during due diligence or other form satisfactory to the Lender; provided that upon its execution, the Project 33 SMA shall be considered an SMA for all purposes hereunder.
“Second Amendment” means that certain Amendment No. 2 to the Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the OEC LLC Pledgor and the Lender.
“Second Amendment Effective Date” means December 7, 2021.
(f)    In Section 1.01 (Definitions) of the Loan Agreement, the following definitions are amended and restated in their entirety:
“Advance” means each of the Original Advance, the Upsize Advance, and each 2nd Upsize Advance.
“Debt Service Reserve” means the funds held in or to the credit of the Reserve Account designated for the payment of Debt Service in the event that funds in the Operating Account are insufficient to pay Debt Service.
“Debt Service Reserve Increase Trigger” means (a) for any Payment Date following the one-year anniversary of the Closing Date, the twelve-month trailing Initial Size DSCR as of the preceding Quarterly Date is less than 1.90, and (b) for any Payment Date between the six-month and twelve-month anniversary of the Closing Date, the six-month trailing Initial Size DSCR or the nine-month trailing Initial Size DSCR (as adjusted for predicted seasonality in accordance with the Closing Date Model), as applicable, as of the preceding Quarterly Date, is less than 1.90. For the avoidance of doubt, there is no Debt Service Reserve Increase Trigger prior to the sixth month anniversary of the Closing Date.
“Debt Service Reserve Minimum” means (a) if the Debt Service Reserve Increase Trigger has been met, an amount equal to nine months of Debt Service, and (b) at all other times, an amount equal to six months of Actual Debt Service.
“Poor Performance Period” means the period beginning on (a) any Payment Date that is more than four full calendar quarters following the Closing Date with
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respect to which (i) the twelve-month trailing Initial Size DSCR, calculated as of the immediately preceding Quarterly Date, is less than 1.60 or (ii) the twelve-month trailing Actual DSCR, calculated as of the immediately preceding Quarterly Date, is less than 1.30, and ending on (b) the date that is twenty-four calendar months following the first Quarterly Date after the Payment Date described in clause (a) with respect to which (i) the twelve-month trailing Initial Size DSCR is at least 1.90 and (ii) the twelve-month trailing Actual DSCR is at least 1.4.
“Projects” means, collectively, the Zephyr Wind Project, the Zephyr Wind Project 2.0, the Whirlpool Corporation-Marion Wind Farm, the Whirlpool Corporation-Ottawa Wind Farm, the Valfilm Wind Project, the Whirlpool Corporation-Greenville Wind Farm, the Holcim-Paulding Wind Project, and, as of the Project 33 Effective Date, Project 33.
“Term Loan Commitment” means the Original Term Loan Commitment, the Upsize Commitment, and the 2nd Upsize Commitment.
(g)    Section 2.01(b) (Use of Proceeds) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“Use of Proceeds. Proceeds of the Original Advance shall be used (i) to pay costs and expenses of the Loan Parties and Lender related to the Term Loan (subject to the limitation set forth in Section 4.01(c)), (ii) to pay the Upfront Fee, (iii) to fund the Reserve Account, and (iv) to make distributions. Proceeds of the Upsize Advance shall be used (i) to pay costs and expenses of the Loan Parties and Lender related to the Upsize Advance, (ii) to fund the Reserve Account (if necessary), and (iii) to make distributions. Proceeds of the 2nd Upsize Advance shall be used (i) to pay costs and expenses of the Loan Parties and Lender related to the 2nd Upsize Advance, (ii) to reserve sufficient funds for the next payment date, (iii) to fund the Reserve Account in an amount equal to the Debt Service Reserve Minimum immediately prior to the execution of this Amendment, and (iv) to make distributions (subject to the satisfaction of the Restricted Payment Conditions provided that the Debt Service Reserve Minimum shall be as set forth in the immediately preceding clause (iii)).
(h)    In Section 2.02(d) (Notice of Borrowing) of the Loan Agreement, the reference to “Exhibit A or Exhibit A-1, as applicable” is hereby replaced with a reference to “Exhibit A, Exhibit A-1, or Exhibit A-2, as applicable”.
(i)    Section 2.03(a) (Interest on Term Loan; Interest Payments; Default Rate; Upfront Fee) of the Loan Agreement is hereby amended and restated in its entirety as follows:
(a) The Borrower shall pay interest on the Term Loan at a rate per annum equal to 6.85%; provided that (A) subject to clause (B) below, on and after the borrowing of the Upsize Advance, the Borrower shall pay interest on the Term Loan at a rate per annum equal to 8.00%, and (B)(i) if the Borrower makes Upsize Prepayment(s) in an aggregate amount equal to the Upsize Advance prior to the second anniversary
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of the First Amendment Effective Date, on and after the date the aggregate of such Upsize Prepayment(s) equals the amount of the Upsize Advance and (ii) on and after the Project 33 Effective Date, the Borrower shall pay interest on the Term Loan at a rate per annum equal to 6.85%. Interest on the Term Loan shall accrue from and including the date each Advance is made to but excluding the date of any repayment thereof. Interest shall be payable on each Payment Date and in full on the Maturity Date; provided that (i) interest accrued pursuant to clause (b) below shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
(j)    The following sentence shall be added to the end of Section 2.06 (Termination of Commitment) of the Loan Agreement: “The 2nd Upsize Commitment shall automatically terminate immediately on the Lender’s Payment of 2nd Upsize Advance that, in the aggregate, are equal to the 2nd Upsize Commitment”.
(k)    A new Section 4.03 is hereby added to the Loan Agreement, which shall read as follows:
4.03    Conditions to 2nd Upsize Advance. Each 2nd Upsize Advance shall not occur until each of the following conditions has been met to the reasonable satisfaction of the Lender (unless otherwise waived by the Lender in writing):
(a)    Second Amendment Documents. The Lender shall have received the following documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender:
(i)    with respect to the initial 2nd Upsize Advance, the Second Amendment; and
(ii)    the Project 33 Operating Agreement; and
(iii)    a Term Loan Note.
(b)    Perfection of Security.
(i)    The Lender has received evidence that the Project 33 Collateral is owned by the Borrower, free and clear of all Liens, other than Permitted Liens.
(ii)    The Lender shall have received satisfactory evidence of the delivery of the original certificates representing all Equity Interests in the Project 33 Project Company (together with a duly executed transfer power and irrevocable proxy in form acceptable to the Lender) to the Lender.
(iii)    The Lender shall have received judgment and tax lien searches in each jurisdiction where assets of the Project 33 Project Company are located and searches of Uniform Commercial Code filings in the jurisdiction of formation of the Project 33 Project Company, or where a filing would need to be made in order
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to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.
(c)    Notice of Borrowing. The Lender shall have received a Notice of Borrowing, duly executed by the Borrower and in accordance with Section 2.01(d), (i) with respect to the initial 2nd Upsize Advance, in an amount equal to $1,500,000 or less, (ii) with respect to the second 2nd Upsize Advance, in an amount equal to $750,000 or less, and (iii) with respect to the third 2nd Upsize Advance, in an amount equal to $750,000 or less.
(d)    Representations and Warranties. The representations and warranties of the Loan Parties contained in Article III shall be true and correct on and as of the Second Amendment Effective Date and the date of the initial 2nd Upsize Advance (or, if any such representation and warranty is stated to have been made as of a specific date, as of such specific date).
(e)    Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
(f)    Absence of Default. No Default or Event of Default shall have occurred and be continuing.
(g)    Fees; Expenses. The Borrower shall have paid (or made satisfactory arrangements to pay) all reimbursable costs and expenses pursuant to the Financing Documents and the agreements described in clause (a) above, including without limitation all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender), to the extent invoiced prior to the date the Notice of Borrowing is delivered, all of which may be paid out of the proceeds of the 2nd Upsize Advance.
(h)    Good Standing Certificate. The Lender shall have received a good standing certificate (or its equivalent) of the Parent Pledgor, the OEC LLC Pledgor, the Borrower, and Project 33 from the Secretary of State of such party’s jurisdiction of incorporation, formation or organization.
(i)    Storage of Project 33 Collateral. The Lender shall have received reasonably satisfactory evidence that the Project 33 Collateral has been maintained in a condition of readiness to be installed at a project site and have been stored in accordance with the Vendor’s long-term storage procedures.
(j)    Condition Precedent to second 2nd Upsize Advance. With respect to the second 2nd Upsize Advance only, (i) the Project 33 Effective Date has occurred and (ii) the Lender shall have received a duly executed Term Loan Note.
(k)    Condition Precedent to third 2nd Upsize Advance. With respect to the third 2nd Upsize Advance only, (i) the Project 33 COD Date has occurred and (ii) the Lender shall have received a duly executed Term Loan Note.
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(l)    Section 5.13 (Project Management) of the Loan Agreement is hereby amended and restated in its entirety as follows:
“5.13    Project Management. If the twelve month trailing Initial Size DSCR shall have been less than 1.40 for three consecutive quarters, Borrower shall, if requested by the Lender, promptly appoint a qualified third-party project manager designated in writing by the Lender, acting in its sole discretion. Such project manager shall be appointed pursuant to an agreement on commercially reasonable terms and reasonably satisfactory to the Lender and Borrower. The Borrower shall not voluntarily terminate such project manager until after the date on which the Borrower delivers to the Lender a certificate demonstrating a twelve month trailing Actual DSCR in excess of 1.40 for three consecutive quarters, or such earlier date consented to by the Lender, acting in its sole discretion.”
(m)    A new Section 5.16 is hereby added to the Loan Agreement, which shall read as follows:
“5.16    Project 33 Project Documents. If an Event of Default has occurred and is continuing at any time prior to the Project 33 Effective Date, the Borrower shall, if requested by the Lender, assign the Project 33 Collateral to the Project 33 Company and cause the Project Company to execute and deliver to the Lenders the Project 33 ESSA and the Project 33 SMA.”
(n)    new Section 6.16 is hereby added to the Loan Agreement, which shall read as follows:
“6.16    Project 33 Tax Equity Transaction. The Borrower shall not, and neither Loan Party shall cause or permit the Project 33 Project Company to amend, amend and restate, or otherwise modify the Project 33 Operating Agreement to in connection with a tax equity transaction without the consent of the Lender (such approval not to be unreasonably withheld, conditioned or delayed as long as such tax equity transaction is substantially similar to the existing TIBE Operating Agreements). The Parties agree to cooperate and permit the adjustment of the Project 33 Operating Agreement, as may reasonably be necessary, to utilize the concept of “direct pay” for the Investment Tax Credit (26 U.S. Code § 48) in place of tax equity if it becomes available to the Project 33 Project Company. ”
3.    Amendments to the Security Agreement. In Section 1 (Definitions) of the Security Agreement, the following definition is amended and restated in its entirety:
“Pledged Entities” means (a) OEE XIX LLC, a Delaware limited liability company; (b) OEE XXX LLC, a Delaware limited liability company; (c) OEE XXIII LLC, a Delaware limited liability company; (d) OEE XXIV LLC, a Delaware limited liability company; (e) OEE XXV LLC, a Delaware limited liability company; (f) OEE XXVI LLC a Delaware limited liability company; (g) OEE XXVIII LLC, a Delaware limited liability company; (h) OEE XXXIII LLC, a Delaware limited
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liability company; and (i) any other subsidiary of the Borrower now or hereafter formed.
4.    Representations and Warranties. Each of the Loan Parties, as applicable, hereby makes for the benefit of the Lender the following representations and warranties:
(a)    each of the Loan Parties hereby makes each of the representations and warranties referred to in Section 4.03(c) of the Loan Agreement (as amended by this Amendment);
(b)    as of the Second Amendment Effective Date, the Project 33 Collateral is owned by the Borrower, free and clear of all Liens, other than Permitted Liens; and
(c)    the Borrower and its Affiliates (i) have maintained the Project 33 Collateral in a condition of readiness to be installed at a project site, (ii) have stored the Project 33 Collateral in accordance with the Vendor’s long-term storage procedures, and (iii) do not have knowledge of any damage to the Project 33 Collateral which would result in an exclusion from the Vendor’s warranty of the Project 33 Collateral.
5.    Miscellaneous.
(a)    Financing Document. This Amendment constitutes a Financing Document as such term is defined in, and for purposes of, the Loan Agreement.
(b)    Effect of this Amendment.
(i)    This Amendment shall be construed as an amendment in respect of the Loan Agreement and shall be administered and applied in accordance with the terms and provisions thereof.
(ii)    The Lender acknowledges and agrees that the transactions contemplated by this Amendment shall not be considered a breach of the covenants set forth in Article VI of the Loan Agreement. Except as specifically amended pursuant to the terms of this Amendment, the terms and conditions of the Loan Agreement and the other Financing Documents remain in full force and effect and are hereby ratified and confirmed.
(iii)    The amendments set forth herein are limited strictly to their terms, and shall not operate as an amendment, consent or waiver of any other right, power or remedy of the Lender under the Loan Agreement or any other Financing Document or constitute an amendment, consent or waiver of any other provision of the Loan Agreement or any other Financing Document.
(iv)    Each of the Financing Documents, including the Loan Agreement and any and all other agreements, documents or instruments executed or delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference in such Financing Documents to the Loan Agreement, whether direct or indirect, shall mean a reference to the such agreements as modified hereby.
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(v)    As used in the Loan Agreement, the terms “Agreement”, “this Agreement”, “herein”, “hereafter”, “hereto”, “hereof”, and words of similar import, shall, unless the context otherwise requires, mean the Loan Agreement, as amended by this Amendment.
(vi)    The Lender expressly reserves all of its rights, remedies and privileges against the Loan Parties or otherwise under the Financing Documents, at law, in equity or otherwise by reason of any Default, Event of Default or otherwise. This Amendment is not (and is not intended to be) a waiver of any such rights, remedies or privileges. The Lender specifically reserve the right not to grant consents or waivers, or agree to amendments, in the future, and the fact that consents and waivers have been given, and amendments have been agreed to, in the past has no bearing on the right not to grant consents or waivers, or agree to amendments, in the future.
(c)    Incorporation by Reference. Sections 8.01 (Notices), 8.07 (Counterparts), 8.08 (Successors and Assignees), 8.12 (Governing Law and Jurisdiction), 8.13 (WAIVER OF JURY TRIAL), 8.14 (LIMITATION OF LIABILITY), 8.16 (Confidentiality) and 8.17 (Electronic Execution of Documents) of the Loan Agreement are hereby incorporated by reference herein, mutatis mutandis.
[Signature pages follow.]
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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers or representatives as of the date first above written.

OECC FLEET ALPHA LLC,
as Borrower

By:	/s/ Katie Treadway
Name: Katie Treadway
Title: SVP
SIGNATURE PAGE TO OECC FLEET ALPHA LOAN AGREEMENT NO. 2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers or representatives as of the date first above written.

ONE ENERGY CAPITAL LLC,
as OEC Pledgor

By:	/s/ Katie Treadway
Name: Katie Treadway
Title: SVP
SIGNATURE PAGE TO OECC FLEET ALPHA LOAN AGREEMENT NO. 2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers or representatives as of the date first above written.

RC4 OE WIND LLC,
as Lender

By:	/s/ Gregory Shlionsky
Name: Gregory Shlionsky
Title: Managing Member
SIGNATURE PAGE TO OECC FLEET ALPHA LOAN AGREEMENT NO. 2